Exhibit 10.1

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

Dated as of May 12, 2016

by and between

PEDEVCO CORP.

and

THE INVESTORS PARTY HERETO

and

BAM ADMINISTRATIVE SERVICES LLC

EXHIBITS

Exhibit 1.1A	-	Form of Notes
Exhibit 1.1B	-	Form of Advance Request

SCHEDULES

Schedule 2.1(b)	-	Consents
Schedule 2.1(c)(i)	-	Authorized Capital Stock
Schedule 2.1(c)(ii)	-	Preemptive or Other Rights
Schedule 2.1(c)(iii)	-	Contracts for Additional Shares
Schedule 2.1(c)(iv)	-	Registration and Anti-Dilution Rights
Schedule 2.1(g)	-	Subsidiaries
Schedule 2.1(h)	-	Bank Accounts
Schedule 2.1(i)	-	Material Adverse Effect
Schedule 2.1(j)	-	Undisclosed Liabilities
Schedule 2.1(l)	-	Indebtedness
Schedule 2.1(m)	-	Oil and Gas Properties
Schedule 2.1(n)	-	Litigation
Schedule 2.1(w)	-	Collective Bargaining and Employment Agreements
Schedule 2.1(y)	-	Certain Developments
Schedule 2.1(bb)	-	Equity and Convertible Debt Issuances
Schedule 2.1(cc)	-	Brokers
Schedule 3.12	-	Permitted Liens

AMENDED AND RESTATED NOTE PURCHASE AGREEMENT

This AMENDED AND RESTATED NOTE PURCHASE AGREEMENT, dated as of May 12, 2016 (this “Agreement”), is by and between PEDEVCO CORP, a Texas corporation (the “Company”), each of the entities party to this Agreement as investors (collectively, the “Investors” and each, individually, an “Investor”) and BAM ADMINISTRATIVE SERVICES LLC, as agent for the Investors (the “Agent”).  Capitalized terms used below and not otherwise defined have the meanings given to such terms in the Transaction Documents (as defined in Section 2.1(b) below) unless the context would require otherwise.

A.           The Company, certain of the Investors (the “Tranche B Investors”) and Agent are parties to that certain Note Purchase Agreement dated March 7, 2014 (the “Original Agreement”);

B.           Pursuant to the terms of the Original Agreement, the Company has issued to the Tranche B Investors certain Senior Secured Promissory Notes which evidence the advances made by the Tranche B Investors (the “Tranche B Funding”) to the Company pursuant to the Original Agreement (the “Original Tranche B Notes”);

C.           The Company has requested that Agent and Investors restructure the amounts due and owed by the Company to the Tranche B Investors under the Original Tranche B Notes and issue to certain of the Investors (the “Tranche A Investors”) Senior Secured Promissory Notes which evidence additional advances that are to be made by the Tranche A Investors to the Company pursuant to this Agreement (the “Tranche A Notes”); and

D.           Agent and Investors are willing to amend and restate the Original Agreement in its entirety on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
RESTRUCTURE OF LOAN; PURCHASE AND SALE OF TRANCHE A NOTES

Section 1.1                       Restructure of Loan.

(a)           The loans made by the Tranche B Investors to the Company under the Original Tranche B Notes and the Tranche A Investors to the Company under the Tranche A Notes shall be structured as one loan consisting of two tranches.  The outstanding balance of the Original Tranche B Notes is hereby restructured and shall consist of a Tranche B term loan in the outstanding principal amount of $39,064,530.36 (“Tranche B”), which outstanding principal amount shall include any and all accrued and unpaid interest and principal amounts deferred by the Tranche B Investors through the Closing Date and which shall be evidenced by those certain Amended and Restated Secured Promissory Notes, of even date herewith, issued by the Company to each of the Tranche B Investors (the “Tranche B Notes” and collectively with the Tranche A Notes, the “Notes”).  The outstanding balance of the Tranche A Notes shall consist of a term loan in the original aggregate principal amount of $25,960,000 (“Tranche A”).

(b)           The Company acknowledges and agrees that (i) the outstanding principal balance of Tranche B is due and payable to the Tranche B Investors pursuant to the terms of this Agreement and the Tranche B Notes, and (ii) the outstanding principal balance of Tranche A is due and payable to the Tranche A Investors pursuant to the terms of this Agreement and the Tranche A Notes.

(c)           As of the Closing Date, the Tranche B Notes shall provide for, among other things, the following:

(i)           The “Maturity Date” of the Tranche B Notes issued to the Tranche B Investors (other than RJ Credit LLC (“RJC”)) shall be June 11, 2019.

(ii)           The “Maturity Date” of the Tranche B Note issued to RJC shall be July 11, 2019.

(iii)           From the Closing Date through December 31, 2017 (the “Tranche B Deferral Period”), interest on the outstanding principal amount of the Tranche B Notes issued to the Tranche B Investors (other than RJC) shall accrue monthly, in arrears, at a rate of fifteen percent (15%) per annum, and be deferred until, and be due and payable on, the Maturity Date.  During the Tranche B Deferral Period, all interest deferred under the Tranche B Notes issued to the Tranche B Investors (other than RJC) shall be added to the principal outstanding amount of each applicable Tranche B Note on the first Business Day of the month immediately following the month in which such deferred interest accrued.  Commencing on January 1, 2018, interest on the outstanding principal amount of the Tranche B Notes issued to the Tranche B Investors (other than RJC) shall accrue monthly, in arrears, at a rate of fifteen percent (15%) per annum, and shall be payable on February 1, 2018 and on the first day of each month thereafter until the Maturity Date.

(iv)            All interest on the outstanding principal amount of the Tranche B Note issued to RJC shall accrue monthly, in arrears, at a rate of fifteen percent (15%) per annum, and be deferred until, and be due and payable on, the Maturity Date.

(d)           Except as the Investors may hereafter expressly consent in writing or as otherwise expressly set forth herein or in the Tranche A Notes or the Tranche B Notes:

(i)           The payment of and the lien granted hereunder on the Company and its Subsidiaries’ assets as collateral security for the Tranche B Note issued to RJC shall be subordinated to the payment in full of the Tranche A Notes and the Tranche B Notes issued to the other Tranche B Investors, and no payments or other distributions whatsoever shall be made, nor shall any property or assets of the Company and its Subsidiaries be applied to the purchase or other acquisition or retirement of Tranche B Note issued to RJC until the payment in full of all obligations under the Tranche A Notes and the Tranche B Notes issued to the other Tranche B Investors; provided that, so long as no Event of Default exists at such time or arises as a result thereof, payment and capitalization of scheduled interest payments shall be permitted in accordance with the terms of this Agreement, the Tranche A Notes and the Tranche B Notes;

(ii)           The payment of and the lien granted hereunder on the Company and its Subsidiaries’ assets as collateral security for the Tranche B Notes issued to the Tranche B Investors (other than RJC) shall be subordinated to the payment in full of the Tranche A Notes, and no payments or other distributions whatsoever shall be made, nor shall any property or assets of the Company and its Subsidiaries be applied to the purchase or other acquisition or retirement of the Tranche B Notes issued to the Tranche B Investors (other than RJC) until the payment in full of all obligations under the Tranche A Notes; provided that, so long as no Event of Default exists at such time or arises as a result thereof, payment and capitalization of scheduled interest payments shall be permitted in accordance with the terms of this Agreement, the Tranche A Notes and the Tranche B Notes; and

(iii)           The payment of and the lien granted hereunder on the Company and its Subsidiaries’ assets as collateral security for the Tranche A Note issued to RJC shall be subordinated to the payment in full of the Tranche A Notes issued to the other Tranche A Investors, and no payments or other distributions whatsoever shall be made, nor shall any property or assets of the Company and its Subsidiaries be applied to the purchase or other acquisition or retirement of Tranche A Note issued to RJC until the payment in full of all obligations under the Tranche A Notes issued to the other Tranche A Investors; provided that, so long as no Event of Default exists at such time or arises as a result thereof, payment and capitalization of scheduled interest payments shall be permitted in accordance with the terms of this Agreement, the Tranche A Notes and the Tranche B Notes.

Section 1.2                       Purchase and Sale of Tranche A Notes.

(a)           On the Closing Date (as defined in Section 1.33), upon satisfaction of the terms and conditions set forth in ARTICLE IV, the Company shall issue to each Tranche A Investor a Senior Secured Promissory Note, substantially in the form of Exhibit 1.1A hereto, each such Tranche A Note shall evidence the Tranche A advances made by the Tranche A Investors to the Company pursuant to this Agreement.

(b)           On the Closing Date, upon satisfaction of the terms and conditions set forth in ARTICLE IV and in reliance on the representations and warranties of the Company set forth herein and in the other Transaction Documents (as defined in Section 2.1(b)), each Tranche A Investor (other than RJC) shall advance to the Company, or as otherwise directed by the Company, an amount not to exceed its Pro Rata Share of the result of i) $6,422,123.57 (the “Initial Tranche A Funding”); provided that such Tranche A Investor shall not be obligated to make an advance in excess of the amount set forth opposite the term “Tranche A Term Commitment” under such Tranche A Investor’s signature on the signature pages to this Agreement (such amount, the “Tranche A Term Commitment”).  The issuance and sale of the Tranche A Notes is referred to herein as the “Closing”.  For purposes of this Agreement, “Pro Rata Share” shall mean, with respect to each Tranche A Investor (other than RJC), a fraction, expressed as a percentage, the numerator of which is the Tranche A Term Commitment of such Tranche A Investor and the denominator of which is the Tranche A Term Commitment of all of the Tranche A Investors (other than RJC).

(c)           Subject to the terms and conditions set forth in ARTICLE IV and in reliance on the representations and warranties of the Company set forth herein and in the other Transaction Documents, each Tranche A Investor (other than RJC) shall, from time to time prior to May 11, 2019 (the “Maturity Date”), advance to the Company such additional amounts requested by the Company (each such advance, a “Subsequent Tranche A Funding”; the Initial Tranche A Funding and the Subsequent Tranche A Fundings, collectively, the “Investor Tranche A Fundings” and each, individually, an “Investor Tranche A Funding”), provided that ii) the Company may not request a Subsequent Tranche A Funding more than one time in any calendar month, iii) Agent shall have received a written request from the Company at least fifteen (15) Business Days prior to the requested date of such advance in the form of Exhibit 1.1B attached hereto (the “Advance Request”); iv) no Event of Default (as defined in the Notes) or event that with the passage of time or the giving of notice, or both, would become an Event of Default (a “Default”) shall have occurred and be continuing or would result therefrom, and v) the Company shall provide to Agent such documents, instruments, certificates and other writings as Agent shall require in its sole and absolute discretion.  The Company acknowledges and agrees that the advancement of all or any portion of the Subsequent Tranche A Funding is in the sole and absolute discretion of Agent and the Tranche A Investors (other than RJC) and that nothing contained herein shall obligate any applicable Tranche A Investor to fund all or any part of the Subsequent Tranche A Funding.  Each Tranche A Investor (other than RJC) is permitted to deduct and retain from each Subsequent Tranche A Funding made to the Company the amount of fees and expenses of each such Tranche A Investor the Company is obligated to pay pursuant to Section 8.1.  Each Subsequent Tranche A Funding shall be in a minimum amount of $500,000 and integral multiples of $100,000 in excess thereof.  The aggregate amount of Subsequent Tranche A Fundings made by the Trance A Investors (other than RJC) under this Agreement shall not exceed $18,577,876.43 and any Subsequent Tranche A Funding repaid may not be reborrowed.  The net proceeds of each Subsequent Tranche A Funding shall be immediately deposited into an account subject to a Deposit Account Control Agreement in favor of Agent.  For purposes of this Agreement, “Business Day” shall mean any day banking transactions can be conducted in New York City, New York and does not include any day which is a federal or state holiday in such location.   Any amount borrowed and repaid hereunder in respect of the Initial Tranche A Funding or any Subsequent Tranche A Funding may not be re-borrowed.

(d)           Subject to the terms and conditions set forth in ARTICLE IV and in reliance on the representations and warranties of the Company set forth herein and in the other Transaction Documents, RJC shall unconditionally advance to the Company Two Hundred Forty Thousand Dollars ($240,000) within thirty (30) days of the Closing Date and within thirty (30) days of each of July 1, 2016, October 1, 2016 and January 1, 2017 (collectively, the “RJC Fundings” and each, individually, a “RJC Funding” and collectively with the Investor Tranche A Fundings and the Tranche B Funding, the “Fundings”), provided that no Event of Default or Default shall have occurred and be continuing or would result therefrom.  The aggregate amount of the RJC Fundings made by RJC under this Agreement shall not exceed $960,000 and any RJC Funding repaid may not be reborrowed.  Simultaneously with the execution and delivery of this Agreement, Golden Globe Energy (US), LLC, an affiliate of RJC, has agreed to guarantee the payment of the RJC Fundings pursuant to the terms of that certain Guaranty of even date herewith and has delivered to the Company that certain Share Pledge Agreement as collateral for such RJC Funding payments, each of which is given for purposes of securing the RJC Fundings only.  The RJC Fundings shall be evidenced by a Tranche A Note.

(e)           The aggregate outstanding principal amount of the Tranche A Notes and all accrued and unpaid interest thereon shall be due and payable on the earlier of the Maturity Date (as such term is defined in the Tranche A Notes) and the date on which such principal amount is accelerated after the occurrence of an Event of Default pursuant to the terms of the Tranche A Notes, provided that the Company shall not pay, and RJC shall not accept, any payment on account of the Tranche A Note issued by the Company to RJC until the Company has paid in full all amounts outstanding under the Tranche A Notes issued to the other Tranche A Investors.

(f)           The aggregate outstanding principal amount of the Tranche B Notes and all accrued and unpaid interest thereon shall be due and payable on the earlier of the Maturity Date (as such term is defined in the Tranche B Notes) and the date on which such principal amount is accelerated after the occurrence of an Event of Default pursuant to the terms of the Tranche B Notes, provided that the Company shall not pay, and RJC shall not accept, any payment of principal on account of the Tranche B Note issued by the Company to RJC until the Company has paid in full all amounts outstanding under the Tranche B Notes issued to the other Tranche B Investors.

Section 1.3                       Closing.

The Closing under this Agreement shall take place immediately upon the execution of this Agreement by the parties hereto and the satisfaction of the conditions contained in Section 4.2 and Section 4.3 or on such other date as may be agreed upon in writing by the parties hereto (the “Closing Date”).  The Closing shall take place at the offices of Cole Schotz, P.C., 1325 Avenue of the Americas, 19th Floor, New York, NY 10:00 a.m., New York time, or at some other time and location as may be agreed upon by the parties hereto.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Section 2.1                       Representations and Warranties of the Company.

The Company hereby represents and warrants to the Investors and the Agent, as of the date hereof and the date of the Closing hereunder, as follows:

(a)                                            Organization, Good Standing and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Texas and has the requisite corporate power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.  The Company does not have any direct or indirect Subsidiaries (as defined in Section 2.1(g)) or own securities of any kind in any other entity except as set forth on Schedule 2.1(g) hereto.  The Company and each such Subsidiary is duly qualified as a foreign corporation or limited liability company to do business and is in good standing in every other jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary except for any jurisdiction(s) (alone or in the aggregate) in which the failure to be so qualified would not reasonably be expected to have a Material Adverse Effect.  For the purposes of this Agreement, “Material Adverse Effect” means a material adverse effect on vi) the business, operations, properties, prospects or financial condition of the Company and its Subsidiaries (whether individually or taken together as a whole), vii) the ability of the Company or its Subsidiaries to perform any of its obligations under this Agreement or any of the other Transaction Documents (as defined in Section 2.1(b)), viii) the Collateral, or the Agent’s Liens (on behalf of itself and the Investors) on the Collateral or the priority of such Liens, or ix) the rights of or benefits available to the Agent or the Investors under this Agreement or any of the other Transaction Documents.  Pacific Energy Development MSL, LLC (“PED MSL”) and White Hawk Petroleum, LLC do not own any assets, do not and will not conduct any business on and after the date hereof, and are currently in the process of being dissolved by the Company.  The Company shall not make, nor shall it permit, any capital contributions or loans to be made to PED MSL or White Hawk Petroleum, LLC, other than nominal capital contributions necessary to fund the liquidation and dissolution of such entities.

(b)                                            Authorization; Enforcement.  The Company and the Subsidiaries (as applicable) have the requisite corporate or limited liability company power and authority to enter into and perform this Agreement, the Notes, the Security Agreement dated March 7, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”) by and among the Company, the Subsidiaries and the Agent, those certain leasehold and fee mortgages or deeds of trust dated March 7, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, collectively, the “Mortgages”) by and between the Company, the trustee (if applicable) and the Agent, the Officer’s Certificate to be delivered by the Company, dated as of the Closing Date (the “Officer’s Certificate”), the Patent Security Agreement dated March 7, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Patent Security Agreement”) by and between the Company and the Agent, those certain Amended and Restated Warrants and those certain Warrants, each dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, collectively, the “Warrant”) by and between the Company and each Investor, and the Guaranty dated March 7, 2014 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Guaranty”; this Agreement, the Notes, the Security Agreement, the Mortgages, the Patent Security Agreement, the Warrant, the Guaranty and any other documents executed and delivered by the Company or any of the Subsidiaries in connection with this Agreement or the transactions contemplated hereby, collectively, the “Transaction Documents”) delivered or to be delivered by each of the Subsidiaries to the Agent, and to issue and sell the Notes in accordance with the terms hereof.  The execution, delivery and performance of the Transaction Documents by the Company and the Subsidiaries and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate or limited liability company action, and no further consent or authorization of the Company, its Board of Directors, manager, stockholders or any other third party is required, except as set forth on Schedule 2.1(b) hereto.  When executed and delivered by the Company and the Subsidiaries, each of the Transaction Documents shall constitute a valid and binding obligation of the Company and the Subsidiaries enforceable against the Company and the Subsidiaries in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditor’s rights and remedies or by other equitable principles of general application.

(c)                                            Capitalization.  The authorized capital stock and the issued and outstanding shares of capital stock of the Company as of the Closing Date is set forth on Schedule 2.1(c)(i) hereto.  All of the outstanding shares of the common stock, $0.001 par value per share of the Company (“Common Stock”) and any other outstanding security of the Company have been duly and validly authorized.  Except as set forth on Schedule 2.1(c)(ii) hereto, no shares of Common Stock or any other security of the Company are entitled to preemptive rights or registration rights and there are no outstanding options, warrants, scrip, rights to subscribe to, call or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of the Company.  Furthermore, except as set forth on Schedule 2.1(c)(iii) hereto, there are no contracts, commitments, understandings, or arrangements by which the Company is or may become bound to issue additional shares of the capital stock of the Company or options, securities or rights convertible into shares of capital stock of the Company.  Except as set forth on Schedule 2.1(c)(iv) hereto, the Company is not a party to or bound by any agreement or understanding granting registration or anti-dilution rights to any person with respect to any of its equity or debt securities. The Company is not a party to, and it has no knowledge of, any agreement or understanding restricting the voting or transfer of any shares of the capital stock of the Company.

(d)                                            Issuance of Securities.  The Notes have been duly authorized by all necessary corporate action and, when paid for or issued in accordance with the terms hereof, the Notes shall be validly issued and outstanding, free and clear of all liens, encumbrances and rights of refusal of any kind.

(e)                                            No Conflicts.  The execution, delivery and performance of the Transaction Documents by the Company and the Subsidiaries, the performance by the Company of its obligations under the Notes and the consummation by the Company and the Subsidiaries of the transactions contemplated hereby and thereby, and the issuance of the Notes as contemplated hereby, do not and will not (i) violate or conflict with any provision of the Company’s Certificate of Formation (the “Certificate of Formation”) or Bylaws (the “Bylaws”), each as amended to date, or any Subsidiary’s comparable charter documents, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries’ respective properties or assets are bound, (iii) result in a violation of any federal, state, local or foreign statute, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries are bound or affected, or (iv) except as set forth in the Transaction Documents, create or impose a lien, mortgage, security interest, charge or encumbrance of any nature on any property or asset of the Company or its Subsidiaries under any agreement or any commitment to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which any of their respective properties or assets are bound, except, in all cases, for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect (other than violations pursuant to clauses (i) or (iii) (with respect to federal and state securities laws)).  Except as set forth in Schedule 2.1(b), neither the Company nor any of its Subsidiaries is required under federal, state, foreign or local law, rule or regulation to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, in order for it to execute, deliver or perform any of its obligations under the Transaction Documents or issue and sell the Notes in accordance with the terms hereof (other than any filings, consents and approvals that may be required to be made by the Company under applicable state and federal securities laws, rules or regulations (which if required, shall be filed on a timely basis) and filings to perfect liens or security interests granted to the Agent pursuant to the Transaction Documents).  The business of the Company and its Subsidiaries is not being conducted in violation of any laws, ordinances or regulations of any governmental entity, except for such violations that would not reasonably be expected to have, whether individually or in the aggregate, a Material Adverse Effect.

(f)                                            Commission Documents, Financial Statements.  The Common Stock of the Company is registered pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (the “Commission”) pursuant to the reporting requirements of the Exchange Act since July 27, 2012 (other than in connection with the Current Report on Form 8-K/A filed with the Commission on October 9, 2012, which was due within four business days of July 27, 2012) (all of the foregoing including filings incorporated by reference therein and amendments thereto being referred to herein as the “Commission Documents”).  Each Commission Document complied with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder and other federal, state and local laws, rules and regulations applicable to such documents, and the Commission Documents did not, as of their respective filing dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the financial statements of the Company included in the Commission Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission or other applicable rules and regulations with respect thereto.  Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements), and fairly present in all material respects the financial position of the Company and its Subsidiaries as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(g)                                            Subsidiaries.  Schedule 2.1(g) hereto sets forth each Subsidiary of the Company, showing the jurisdiction of its incorporation or organization and showing the percentage of each person’s ownership of the outstanding stock or other interests of such Subsidiary.  For the purposes of this Agreement, “Subsidiary” shall mean any corporation or other entity of which at least 50% of the securities or other ownership interest having ordinary voting power (absolutely or contingently) for the election of directors or other persons performing similar functions are at the time owned directly or indirectly by the Company and/or any of its Subsidiaries; provided that for purposes of this Agreement, PED MSL shall be deemed to be a Subsidiary of the Company.  All of the outstanding shares of capital stock of each Subsidiary have been duly authorized and validly issued, and are fully paid and nonassessable.  There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon any Subsidiary for the purchase or acquisition of any shares of capital stock of any Subsidiary or any other securities convertible into, exchangeable for or evidencing the rights to subscribe for any shares of such capital stock.  Neither the Company nor any Subsidiary is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of the capital stock of any Subsidiary or any convertible securities, rights, warrants or options of the type described in the preceding sentence except as set forth on Schedule 2.1(g) hereto.  Neither the Company nor any Subsidiary is party to, nor has any knowledge of, any agreement restricting the voting or transfer of any shares of the capital stock of any Subsidiary.  Each subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdictions set forth on Schedule 2.1(g) and has the requisite corporate or other power to own, lease and operate its properties and assets and to conduct its business as it is now being conducted.

(h)                                            Bank Accounts.  Schedule 2.1(h) sets forth a complete and accurate list  of deposit accounts (the “Bank Accounts”) owned by the Company and each Subsidiary.

(i)                                            No Material Adverse Change.  Except as set forth on Schedule 2.1(i) hereto, since December 31, 2015, neither the Company nor its Subsidiaries have experienced or suffered any Material Adverse Effect.

(j)                                            No Undisclosed Liabilities.  Except as set forth on Schedule 2.1(j) hereto, since December 31, 2015, neither the Company nor any of its Subsidiaries has incurred any liabilities, obligations, claims or losses (whether liquidated or unliquidated, secured or unsecured, absolute, accrued, contingent or otherwise) other than those incurred in the ordinary course of the Company’s or its Subsidiaries respective businesses or which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

(k)                                            No Undisclosed Events or Circumstances.  Since December 31, 2015, no event or circumstance has occurred or exists with respect to the Company or its Subsidiaries or their respective businesses, properties, prospects, operations or financial condition, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

(l)                                            Indebtedness.  Schedule 2.1(l) hereto sets forth as of the date hereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments.  For the purposes of this Agreement, “Indebtedness” shall mean, with respect to any Person, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, current swap agreements, interest rate hedging agreements (including, without limitation, interest rate and commodity hedging agreements), or other financial products, (c) all capital lease obligations, (d) all obligations or liabilities secured by a lien or encumbrance on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets, together with trade debt and other accounts payable that exceed $50,000 in the aggregate in any fiscal year, (f) all synthetic leases, (g) all obligations with respect to redeemable stock and redemption or repurchase obligations under any capital stock or other equity securities issued by such Person, (h) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account, (i) indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer to the extent such Person is liable therefore as a result of such Person’s ownership interest in such entity, except to the extent that the terms of such indebtedness expressly provide that such Person is not liable therefore or such Person has no liability therefore as a matter of law, (j) trade debt and other account payables which remain unpaid more than sixty (60) days past the invoice date, and (k) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse) any of the foregoing obligations of any other Person; provided, however, Indebtedness shall not include (I) usual and customary trade debt and other accounts payable incurred in the ordinary course of business less than sixty (60) days past the invoice date and (II) endorsements for collection or deposit in the ordinary course of business.  Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.  “Person” means any individual, sole proprietorship, joint venture, partnership, corporation, limited liability company, association, joint-stock company, unincorporated organization, cooperative, trust, estate, governmental entity or any other entity of any kind or nature whatsoever.

(m)                                            Title to Assets.  Each of the Company and the Subsidiaries has good, valid, and marketable title to all of its real and personal property reflected in the Commission Documents and as set forth on Schedule 2.1(m), free and clear of any mortgages, pledges, charges, liens, security interests or other encumbrances, except for: (i) the Permitted Encumbrances; (ii) burdens recorded before the Closing Date in the real property records of the county in which the assets set forth in the Commission Documents or on Schedule 2.1(m) are located, other than any such burdens that arise by, from, through, under or as a result of any act by the Company, any Subsidiary or any Affiliate of the Company or any Subsidiary; and (iii) those which individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.  Any leases of the Company and each of its Subsidiaries are valid and subsisting and in full force and effect.  Pursuant to, and upon execution and delivery of, the Security Agreement and the filing of financing statements and Mortgages in the appropriate jurisdictions, the Company and its Subsidiaries shall have granted to the Agent a perfected, first priority security interest in substantially all of the Company’s and each of its Subsidiaries’ Oil and Gas Properties with respect to which a security interest may be perfected by the filing of such financing statements and Mortgages, which shall be a first priority security interest on all of such assets except for the Permitted Encumbrances and burdens recorded before the Closing Date in the real property records of the county in which the assets set forth in the Commission Documents or on Schedule 2.1(m) are located, other than any such burdens that arise by, from, through, under or as a result of any act by the Company, any Subsidiary or any Affiliate of the Company or any Subsidiary. With respect to the Oil and Gas Properties listed on Schedule 2.1(m), “good, valid and marketable title” means such title that will enable the title holder to receive from each of such Oil and Gas Properties at least the “Net Revenue Interest” for the wells identified on Schedule 2.1(m) associated with each of such Oil and Gas Properties, without reduction, suspension, or termination throughout the productive life of the wells, except for any reduction, suspension, or termination: (i) caused by orders of the appropriate regulatory agency having jurisdiction over an Oil and Gas Properties that are promulgated after the Closing Date and that concern pooling, unitization, communitization, or spacing matters affecting an Oil and Gas Properties; or (ii) otherwise set out in Schedule 2.1(m).  “Good, valid and marketable title” also means title that will obligate the title holder to bear no greater  “Working Interest” than the Working Interest for each of the wells identified on Schedule 2.1(m)  as being associated with each of such Oil and Gas Properties, without increase throughout the productive life of the wells, except for any increase: (i) that also results in the Net Revenue Interest associated with the well being proportionately increased; (ii) caused by contribution requirements provided for under provisions similar to those contained in Article VI of the A.A.P.L. Form 610-1989 Model Form Operating Agreement; (iii) caused by orders of the appropriate regulatory agency having jurisdiction over an Oil and Gas Properties that are promulgated after the Closing Date and that concern pooling, unitization, communitization, or spacing matters affecting any Oil and Gas Properties; or (iv) otherwise set forth in Schedule 2.1(m).

(n)                                            Actions Pending.  There is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary which questions the validity of this Agreement or any of the other Transaction Documents or any of the transactions contemplated hereby or thereby or any action taken or to be taken pursuant hereto or thereto.  Except as set forth on Schedule 2.1(n) hereto, there is no action, suit, claim, investigation, arbitration, alternate dispute resolution proceeding or other proceeding pending or, to the knowledge of the Company, threatened against or involving the Company, any Subsidiary or any of their respective properties or assets, which individually or in the aggregate, would reasonably be expected, if adversely determined, to have a Material Adverse Effect.  There are no outstanding orders, judgments, injunctions, awards or decrees of any court, arbitrator or governmental or regulatory body against the Company or any Subsidiary or any officers or directors of the Company or Subsidiary in their capacities as such, which individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(o)                                            Compliance with Law.  The business of the Company and the Subsidiaries has been and is presently being conducted in accordance with all applicable federal, state and local governmental laws, rules, regulations and ordinances, except such that, individually or in the aggregate, the noncompliance therewith could not reasonably be expected to have a Material Adverse Effect.  The Company and each of its Subsidiaries have all franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals necessary for the conduct of its business as now being conducted by it unless the failure to possess such franchises, permits, licenses, consents and other governmental or regulatory authorizations and approvals, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

(p)             Taxes.  Since July 27, 2012, the date of the closing of the Company’s Agreement and Plan of Reorganization between the Company, Blast Acquisition Corp., a wholly-owned Nevada subsidiary of the Company, and Pacific Energy Development Corp., a privately-held Nevada corporation, (i) the Company and each of the Subsidiaries has accurately prepared and filed (or validly extended) all federal, state and other tax returns required by law to be filed by it, has paid or made provisions for the payment of all taxes shown to be due and all additional assessments, and adequate provisions have been and are reflected in the financial statements of the Company and the Subsidiaries for all current taxes and other charges to which the Company or any Subsidiary is subject and which are not currently due and payable; and (ii) none of the federal income tax returns of the Company or any Subsidiary have been audited by the Internal Revenue Service.   The Company has no knowledge of any additional assessments, adjustments or contingent tax liability (whether federal or state) of any nature whatsoever, whether pending or threatened against the Company or any Subsidiary for any period, nor of any basis for any such assessment, adjustment or contingency.

(q)                                            Disclosure.  To the Company’s knowledge, neither this Agreement nor the Schedules hereto nor any other documents, certificates or instruments furnished to any Investor or the Agent by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by this Agreement, taken together as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made herein or therein, in the light of the circumstances under which they were made herein or therein, not misleading.

(r)                                            Environmental Compliance.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have obtained all approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities, or from any other person, that are required under any Environmental Laws.  “Environmental Laws” shall mean all applicable laws relating to the protection of the environment including, without limitation, all requirements pertaining to reporting, licensing, permitting, controlling, investigating or remediating emissions, discharges, releases or threatened releases of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the air, surface water, groundwater or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of hazardous substances, chemical substances, pollutants, contaminants or toxic substances, material or wastes, whether solid, liquid or gaseous in nature.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company has all necessary governmental approvals required under all Environmental Laws as necessary for the Company’s business or the business of any of its Subsidiaries.  The Company and each of its Subsidiaries are also in material compliance with all other limitations, restrictions, conditions, standards, requirements, schedules and timetables required or imposed under all Environmental Laws.  Except for such instances as would not individually or in the aggregate have a Material Adverse Effect, Company has not received written notice of any past or present events, conditions, circumstances, incidents, actions or omissions relating to or in any way affecting the Company or its Subsidiaries that violate or may violate any Environmental Law after the Closing Date or that may give rise to any environmental liability, or otherwise form the basis of any claim, action, demand, suit, proceeding, hearing, study or investigation (i) under any Environmental Law, or (ii) based on or related to the manufacture, processing, distribution, use, treatment, storage (including without limitation underground storage tanks), disposal, transport or handling, or the emission, discharge, release or threatened release of any hazardous substance.

(s)                                            Books and Records; Internal Accounting Controls.  The records and documents of the Company and its Subsidiaries accurately reflect in all material respects the information relating to the business of the Company and its Subsidiaries, the location and collection of their assets, and the nature of all transactions giving rise to the obligations or accounts receivable of the Company or any Subsidiary. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 and the Dodd Frank Act which are applicable to it as of the Closing Date. The Company and its Subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP or International Financial Reporting Standards (“IFRS”), as applicable, and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”).  The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date.  Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(t)                                            Material Agreements.  Except as would not reasonably be expected to have a Material Adverse Effect, the Company and each of its Subsidiaries have performed all obligations required to be performed by them to date under any written or oral contract, instrument, agreement, commitment, obligation, plan or arrangement, filed or required to be filed with the Commission or any other material contract, material instrument, material agreement, material commitment, material obligation, material plan or material arrangement to which the Company or any Subsidiary is a party or by which the Company’s or any Subsidiary’s properties or assets are bound (the “Material Agreements”).  Neither the Company nor any of its Subsidiaries has received any notice of default under any Material Agreement, which has not been waived or cured.  Neither the Company nor any of its Subsidiaries is currently in default under any Material Agreement now in effect.

(u)                                            Transactions with Affiliates.  There are no loans, leases, agreements, contracts, royalty agreements, management contracts or arrangements or other continuing transactions between (a) the Company, any Subsidiary or any of their respective customers or suppliers on the one hand, and (b) on the other hand, any officer, employee, consultant or director of the Company, or any of its Subsidiaries, or any person owning at least 5% of the outstanding capital stock of the Company or any Subsidiary or any member of the immediate family of such officer, employee, consultant, director or stockholder or any corporation or other entity controlled by such officer, employee, consultant, director or stockholder, or a member of the immediate family of such officer, employee, consultant, director or stockholder which, in each case, is required to be disclosed in the Commission Documents or in the Company’s most recently filed definitive proxy statement on Schedule 14A, that is not so disclosed in the Commission Documents or in such proxy statement.

(v)                                            Securities Act of 1933.  The Company has complied and will comply with all applicable federal and state securities laws in connection with the offer, issuance and sale of the Notes hereunder.  Neither the Company nor anyone acting on its behalf, directly or indirectly, has or will sell, offer to sell or solicit offers to buy the Notes or similar securities to, or solicit offers with respect thereto from, or enter into any negotiations relating thereto with, any person, or has taken or will take any action so as to bring the issuance and sale of the Notes under the registration provisions of the Securities Act and applicable state securities laws, and neither the Company nor any of its affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D under the Securities Act) in connection with the offer or sale of the Notes.  The Company is not, and has not been for a period of more than 12 months prior to the date of the issuance of the Notes, an issuer identified in Rule 144(i)(l) under the Securities Act.   Neither the Company, nor any of its directors, officers or controlling persons, has taken or will, in violation of applicable law, take, any action designed to or that might reasonably be expected to cause or result in, or which has constituted, stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the securities issued or issuable in connection with the transactions contemplated hereunder.

(w)                                            Employees.  Neither the Company nor any Subsidiary has any collective bargaining arrangements or agreements covering any of its employees, except as set forth on Schedule 2.1(w) hereto.  Except as set forth on Schedule 2.1(w) hereto, neither the Company nor any Subsidiary has any employment contract, agreement regarding proprietary information, non-competition agreement, non-solicitation agreement, confidentiality agreement, or any other similar contract or restrictive covenant, relating to the right of any officer, employee or consultant to be employed or engaged by the Company or such Subsidiary required to be disclosed in the Commission Documents that is not so disclosed.  No officer, consultant or key employee of the Company or any Subsidiary whose termination, either individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, has terminated or, to the knowledge of the Company, has any present intention of terminating his or her employment or engagement with the Company or any Subsidiary.

(x)                                            Intellectual Property.  The Company and each of the Subsidiaries owns, or possesses the rights to use, all patents (and any patentable improvements thereof), trademarks, service marks, trade names, domain names, copyrights and websites (or copyrightable derivative works thereof), and intellectual property rights relating thereto (to any of the foregoing list, whether or not registered), licenses and authorizations which are necessary for the conduct of its business as now conducted without infringement or any conflict with the rights of others.

(y)                                            Absence of Certain Developments.  Except as set forth on Schedule 2.1(y) hereto, since December 31, 2015, neither the Company nor any Subsidiary has:

(i)           issued any stock, bonds or other corporate securities or any right, options or warrants with respect thereto;

(ii)           borrowed any amount in excess of $50,000 or incurred or become subject to any other liabilities in excess of $50,000 (absolute or contingent) except current liabilities incurred in the ordinary course of business which are comparable in nature and amount to the current liabilities incurred in the ordinary course of business during the comparable portion of its prior fiscal year, as adjusted to reflect the current nature and volume of the business of the Company and its Subsidiaries;

(iii)           discharged or satisfied any lien or encumbrance in excess of $50,000 or paid any obligation or liability (absolute or contingent) in excess of $50,000, other than current liabilities paid in the ordinary course of business;

(iv)           declared or made any payment or distribution of cash or other property to stockholders with respect to its stock, or purchased or redeemed, or made any agreements so to purchase or redeem, any shares of its capital stock, in each case in excess of $25,000 individually or $50,000 in the aggregate;

(v)           sold, assigned or transferred any other tangible assets, or canceled any debts or claims, in each case in excess of $50,000, except in the ordinary course of business;

(vi)           sold, assigned or transferred any patent rights, trademarks, trade names, copyrights, trade secrets or other intangible assets or intellectual property rights in excess of $50,000, or disclosed any proprietary confidential information to any person except to customers in the ordinary course of business or pursuant to nondisclosure agreements;

(vii)           suffered any material losses or waived any rights of material value, whether or not in the ordinary course of business, or suffered the loss of any material amount of prospective business;

(viii)           made any changes in employee compensation except in the ordinary course of business and consistent with past practices;

(ix)           made capital expenditures or commitments therefor that aggregate in excess of $50,000;

(x)           entered into any material transaction, whether or not in the ordinary course of business;

(xi)           made charitable contributions or pledges in excess of $5,000;

(xii)           suffered any material damage, destruction or casualty loss, whether or not covered by insurance;

(xiii)           experienced any material problems with labor or management in connection with the terms and conditions of their employment; or

(xiv)           entered into an agreement, written or otherwise, to take any of the foregoing actions.

(z)                                            Public Utility Holding Company Act and Investment Company Act Status.  The Company is not a “holding company” or a “public utility company” as such terms are defined in the Public Utility Holding Company Act of 1935, as amended.  The Company is not, and as a result of and immediately upon either Closing will not be, an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

(aa)                                            ERISA.  No liability to the Pension Benefit Guaranty Corporation has been incurred with respect to any Plan by the Company or any of its Subsidiaries which is or would be materially adverse to the Company and its Subsidiaries.  The execution and delivery of this Agreement and the issuance and sale of the Notes will not involve any transaction which is subject to the prohibitions of Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or in connection with which a tax could be imposed pursuant to Section 4975 of the Internal Revenue Code of 1986, as amended.  As used in this Section 2.1(aa), the term “Plan” shall mean an “employee pension benefit plan” (as defined in Section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by the Company or any Subsidiary or by any trade or business, whether or not incorporated, which, together with the Company or any Subsidiary, is under common control, as described in Section 414(b) or (c) of the Code.

(bb)                                            No Integrated Offering.  Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales of any security or solicited any offers to buy any security under circumstances that would cause the offering of the Notes pursuant to this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act which would prevent the Company from selling the Notes pursuant to Regulation D and Rule 506 thereof under the Securities Act, or any applicable exchange-related stockholder approval provisions, nor will the Company or any of its affiliates or subsidiaries take any action or steps that would cause the offering of the Notes to be integrated with other offerings.  The Company does not have any registration statement pending before the Commission or currently under the Commission’s review and, except as set forth on Schedule 2.1(bb), since December 31, 2015 the Company has not offered or sold any of its equity securities or debt securities convertible into shares of Common Stock.

(cc)                                            Broker’s Fees.  Except to the extent set forth on Schedule 2.1(cc) hereto, neither the Company nor any Subsidiary has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with any of the transactions contemplated under the Transaction Documents.

(dd)                                            Foreign Asset Control Regulations, etc.  Neither the purchase of the Notes by the Investors nor any use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.  None of the Company or the Subsidiaries (i) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (ii) engages in any dealings or transactions with any such Person.  The Company and the Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.  No proceeds of the purchase of the Notes by the Investors will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company or the Subsidiaries.

Section 2.2                       Representations and Warranties of each Investor.

(a)           Each Tranche A Investor hereby represents and warrants to the Company as of the date hereof and as of the date of the Closing that such Tranche A Investor is purchasing the Tranche A Note issued to such Tranche A Investor solely for its own account and not with a view to or for sale in connection with distribution.  Such Tranche A Investor does not have a present intention to sell such Tranche A Note, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of such Tranche A Note to or through any Person; provided, however, that by making the representations herein, such Tranche A Investor does not agree to hold such Tranche A Note for any minimum or other specific term and reserves the right to dispose of such Tranche A Note at any time in accordance with Federal and state securities laws applicable to such disposition. Such Tranche A Investor further represents and warrants to the Company as of the date hereof and as of the date of the Closing that (i) such Tranche A Investor has such knowledge and experience in financial and business matters that such Tranche A Investor is capable of evaluating the merits and risks of the proposed investment in such Tranche A Note; (ii) such Tranche A Investor understands that such Tranche A Note may not be sold, transferred or otherwise disposed of by it without registration under the Securities Act and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration, such Investor may be required to hold such securities indefinitely; and (iii) such Tranche A Investor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

(b)           Each of the Agent and each Investor agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed x) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); xi) to the extent requested by any regulatory authority having or asserting jurisdiction; xii) to the extent required by law or by any subpoena or similar legal process; xiii) to any other party to this Agreement; xiv) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; xv) subject to an agreement containing provisions substantially the same as those of this Section 2.2(a), to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement; xvi) with the consent of the Company or any of its Subsidiaries; or xvii) to the extent such Information (1) becomes publicly available other than as a result of a breach of this Section 2.2(a) or (2) becomes available to the Agent or such Investor, as applicable, on a non-confidential basis from a source other than the Company of any of its Subsidiaries, which source is not known to the Agent or such Investor, as applicable, to be in breach of confidentiality with respect to such Information.  For the purposes of this Section 2.2(a), “Information” means all information received directly or indirectly from the Company of any Subsidiary relating to the Company or any Subsidiary, any Affiliate thereof, or the business of any of the foregoing, other than any such information that is available to the Agent or such Investor, as applicable, on a non-confidential basis prior to disclosure by the Company of any Subsidiary or any Affiliate of any thereof (unless the source is known to the Agent or such Investor, as applicable, to be in breach of confidentiality with respect to such Information); provided that, in the case of information received from the Company or any Subsidiary, any Affiliate thereof after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section 2.2(a) shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH OF THE AGENT AND EACH INVESTOR ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 2.2(B) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE COMPANY OR ANY OF ITS SUBSIDIARIES, AND EACH OF THEIR AFFILIATES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND OTHER APPLICABLE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE COMPANY, THE AGENT OR ANY INVESTOR PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE COMPANY OR ANY OF ITS SUBSIDIARIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH OF THE AND EACH INVESTOR REPRESENTS TO THE COMPANY THAT IT HAS IDENTIFIED TO THE COMPANY A CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL, STATE AND OTHER APPLICABLE SECURITIES LAWS.

Section 2.3                       Additional Representations and Warranties of Investors.

(a)           Each Investor, for itself and not on behalf of Agent or any other Investor, hereby represents and warrants to the Company as of the date hereof and as of the date of the Closing that such Investor is obtaining the Warrant and the shares of Common Stock issuable upon exercise thereof (the “Warrant Shares”) solely for its own account and not with a view to or for sale in connection with distribution.  Each Investor, for itself and not on behalf of Agent or any other Investor, does not have a present intention to sell such Warrant or Warrant Shares, nor a present arrangement (whether or not legally binding) or intention to effect any distribution of such Warrant or Warrant Shares to or through any Person; provided, however, that by making the representations herein, such Investor does not agree to hold such Warrant or Warrant Shares for any minimum or other specific term and reserves the right to dispose of such Warrant or Warrant Shares at any time in accordance with Federal and state securities laws applicable to such disposition.  Each Investor, for itself and not on behalf of Agent or any other Investor, further represents and warrants to the Company as of the date hereof and as of the date of the Closing that (i) such Investor has such knowledge and experience in financial and business matters that such Investor is capable of evaluating the merits and risks of the proposed investment in such Warrant and Warrant Shares; (ii) such Investor understands that such Warrant and Warrant Shares may not be sold, transferred or otherwise disposed of by it without registration under the Securities Act and any applicable state securities laws, or an exemption therefrom, and that in the absence of an effective registration statement covering such securities or an available exemption from registration, Investor may be required to hold such securities indefinitely; and (iii) such Investor is an “accredited investor” within the meaning of Regulation D promulgated under the Securities Act.

ARTICLE III
COVENANTS

The Company covenants with the Agent and the Investors as follows, which covenants are for the benefit of the Agent and the Investors and their respective successors and assigns.  Unless otherwise set forth in the covenants in this ARTICLE III, such covenants shall survive the Closing hereunder until the Notes and all other obligations under the Transaction Documents are paid in full, at which time they shall automatically terminate.

Section 3.1                       Securities Compliance.

The Company shall notify the Commission in accordance with its rules and regulations, of the transactions contemplated by any of the Transaction Documents and shall take all other necessary action and proceedings as may be required and permitted by applicable law, rule and regulation, for the legal and valid issuance of the Notes to the Investors or subsequent holders.

Section 3.2                       Registration and Listing.

The Company shall cause its Common Stock to continue to be registered under Sections 12(b) or 12(g) of the Exchange Act, to comply in all respects with its reporting and filing obligations under the Exchange Act and to not take any action or file any document (whether or not permitted by the Securities Act or the rules promulgated thereunder) to terminate or suspend such registration or to terminate or suspend its reporting and filing obligations under the Exchange Act or Securities Act.  The Company will take all action necessary to continue the listing or trading of its Common Stock on the New York Stock Exchange, the NYSE Alternext Exchange, the NYSE MKT, the Nasdaq Capital Markets, the Nasdaq Global Markets, or the Nasdaq Global Select Market, the OTCQB or the OTCQX.  Upon the request of the Agent or any Investor, the Company shall deliver to the Agent and the Investors a written certification of a duly authorized officer as to whether it has complied with such requirements.

Section 3.3                       Compliance with Laws.

The Company shall comply, and cause each Subsidiary to comply, with all applicable laws, rules, regulations and orders of any governmental authority, including without limitation, all securities law, rules and regulations and timely make all filings required by any such laws, rules and regulations, except for such noncompliance or failures that individually or in the aggregate could not reasonably be expected to have a Material Adverse Effect.

Section 3.4                       Keeping of Records and Books of Account.

The Company shall keep and cause each Subsidiary to keep adequate records and books of account, in which complete entries will be made in accordance with GAAP or IFRS, as applicable, consistently applied, reflecting all financial transactions of the Company and its Subsidiaries, and in which, for each fiscal year, all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.  Upon request of the Agent or any Investor, the Company shall, and shall cause each of its Subsidiaries to, make available to the Agent or such Investor, as applicable, any and all books and records or any other information reasonably requested by the Agent or such Investor, as applicable, relating to the financial condition to the Company and each of its Subsidiaries.

Section 3.5                       Reporting Requirements.

The Company shall furnish the following to the Agent and the Investors until payment in full in cash of all amounts due under any Transaction Document and the termination of this Agreement and the other Transaction Documents (the Agent and the Investors acknowledge that the requirement to furnish copies of documents filed publicly with the Securities and Exchange Commission on the EDGAR database (“EDGAR Documents”) shall be satisfied by the delivery of electronic mail notices of such filings or automatic alerts through EDGAR, and the Company shall not be required (unless otherwise requested in writing by the Agent or any Investor) to provide the Agent or the Investors any further notice or physical copies of any EDGAR Documents):

(a)           Commission Documents

(1)           Within 45 days following the end of each of the Company’s fiscal quarters (provided that if the Company timely files a Form 12b-25, the Company shall have an additional five days following the end of the Company’s fiscal quarter), Quarterly Reports on Form 10-Q;

(2)           Within 90 days following the end of each of the Company’s fiscal years (provided that if the Company timely files a Form 12b-25, the Company shall have an additional fifteen days following the end of the Company’s fiscal year), Annual Reports on Form 10-K;

(3)           Current Reports filed with the Commission on Form 8-K as soon as practical after the document is or would have been required to be filed with the Commission;

(4)           Copies of any other filings filed or required to be filed with the Commission as soon as practical after the document is or would have been required to be filed with the Commission;

(5)           Copies of all notices, information and proxy statements in connection with any meetings that are, in each case, provided to holders of shares of Common Stock, contemporaneously with the delivery of such notices or information to such holders of Common Stock; and

(6)           Within five (5) Business Days of the Agent’s or any Investor’s request, copies of any other reports, information or filings reasonably requested by the Agent or such Investor from time to time.

(b)           Budget

(i)           By no later than thirty (30) days before the end of each calendar year, the Company shall deliver (or cause to be delivered) to the Agent and the Investors an Annual Budget for the following calendar year, which Annual Budget shall (A) reflect monthly general and administrative expenditures, plugging expenses, and other budgeted items and be in a form and substance satisfactory to the Agent and the Investors and the Company in their reasonable discretion,  “Annual Budget” means the annual operating budget (including budgeted statements on both a monthly and full year basis of income and sources and uses of cash) for the Company and each of its Subsidiaries.

(ii)           By no later than five (5) days before the end of each calendar quarter end, the Company shall deliver (or cause to be delivered to the Agent and the Investors) (A) a Quarterly Budget for the following quarter, which Quarterly Budget shall (1) reflect the quarter’s general and administrative expenditures, plugging expenses, and other budgeted items and otherwise be in a form and substance mutually agreeable to each of the Agent, the Investors and the Company and readily producible and available through the Company’s then-existing accounting systems, software and processes; and (B) a comparison of the Quarterly Budget previously delivered to the Agent and the Investors in respect of the immediately prior quarter and the actual expenditures of the Company for such quarter, together with an explanation of any material variances.  “Quarterly Budget” means the operating budget (including budgeted statements on a quarterly basis of income and sources and uses of cash) for the Company and each of its Subsidiaries.  “Budgets” means, collectively, the Annual Budgets and the Quarterly Budgets.

(iii)           By no later than two (2) Business Days after the end of each calendar month, the Company shall deliver (or cause to be delivered to the Agent and the Investors): (A) a projected monthly general and administrative expense report for the following month (the “Projected G&A”), in a form and substance mutually agreeable to each of the Agent, the Investors and the Company and readily producible and available through the Company’s then-existing accounting systems, software and processes; and (B) a comparison of the Projected G&A report previously delivered to the Agent and the Investors in respect of the immediately prior month and the actual general and administrative expenditures of the Company for such month, together with an explanation of any variances; provided, however, that in no event shall such variances exceed $150,000, whether individually or in the aggregate.

(c)           Reserve Reports.  The Company shall, at its sole expense, (i) cause an engineering reserve report relating to the Oil and Gas Properties to be prepared by a licensed engineer (which may be an internally-generated report) for the first six (6) months of a calendar year and delivered to the Agent and the Investors on the fifteenth calendar day of August of each year (or, if such fifteenth day is not a Business Day, on the immediately following Business Day), beginning on August 15, 2016, and (ii) retain either South Texas Reservoir Alliance LLC, Ryder Scott Petroleum Consultants, Netherland, Sewell & Associates, Inc. or DeGolyer and MacNaughton (each of the foregoing, an “Approved Consultant”) to prepare an engineering reserve report relating to the Oil and Gas Properties each calendar year and deliver such report to the Agent and the Investors on the fifteenth calendar day of March of each year (or, if such first calendar day is not a Business Day, on the immediately following Business Day), beginning on March 15, 2017.  Any such engineering reserve report shall be referred to herein as a “Reserve Report”.  Each Reserve Report will evaluate the projected recoverable reserves attributable to the Company’s and each of its Subsidiaries’ working interests and net revenue interests in the Oil and Gas Properties.  The Reserve Report will separately report on PDP Reserves, PDNP Reserves and PUD Reserves in accordance with the requirements of Rule 4-10 of Regulation S-X of the Securities and Exchange Commission.

(d)           Tax Returns.  Within twenty (20) days after filing thereof, a copy of the annual federal tax return (and any amended return) and any state, monthly or annual, tax filings (and any amendment thereto) of the Company or any of its Subsidiaries certified by the chief financial officer or chief executive officer of the Company or such Subsidiary to be accurate and complete in all material respects.

(e)           Government Notices.  Promptly after receipt, copies of all notices, requests, subpoenas, inquiries or other writings received from any governmental agency concerning the violation or alleged violation of any Environmental Laws, the storage, use or disposal of any Hazardous Material, the violation or alleged violation of the Fair Labor Standards Act or the payment or non-payment of any taxes including any tax audit, in each case, with respect to the Company or any of its Subsidiaries.

(f)           Notification of Events of Default, etc.  By the end of the fourth (4th) Business Day following the day any officer of the Company or any of its Subsidiaries obtains knowledge of any of the following events or conditions, a written notice, including a certificate signed by the chief executive officer or president of the Company or such Subsidiary, specifying the nature and period of existence of such condition or event and what action the Company or such Subsidiary, as applicable, has taken, is taking, and proposes to take, with respect thereto:

(i)           any condition, circumstance or event that constitutes an Event of Default or a Default;

(ii)           any default or breach by the Company or any of its Subsidiaries of the performance, observance or fulfillment of any of the obligations, duties, covenants or conditions contained in any contractual obligation of the Company or any of its Subsidiaries, or the occurrence of any condition or event that would allow the other party to any such contractual obligations to terminate or cancel such contract, or the receipt by the Company or any of its Subsidiaries of any notice from any such counterparty under any such contractual obligation claiming that any such default or material condition or event has occurred, in any such case with respect to any contract of the Company or any of its Subsidiaries the termination or cancellation of which, or non-renewal of which on substantially similar terms, could reasonably be expected to have a Material Adverse Effect;

(iii)           any condition, circumstance or event which has had or could reasonably be expected to have a Material Adverse Effect; or

(iv)           the resignation or termination of the chief financial officer or the controller of the Company or any of its Subsidiaries (or any officer(s) or employee(s) of the Company or any of its Subsidiaries performing the duties and functions commonly performed by a chief financial officer and a controller) or the head(s) of operations and sales of the Company or any of its Subsidiaries, or if any such person shall leave his or her office for whatever reason or ceases to exercise the rights and duties of such office; provided, that, in addition to giving written notice as provided for above, the Company shall also provide notice to the Agent and the Investors via e-mail and telephone to one of the managing partners of the Agent of such occurrence by the end of the fourth (4th) Business Day following the day any officer of the Company obtains knowledge of any such event described in this clause (iv) unless the Company has previously publicly disclosed or concurrently discloses such resignation/termination in the EDGAR Documents and such disclosure is electronically provided to the Agent and the Investors or the Agent and the Investors receive an electronic alert through EDGAR of the same.

(g)           Trade Names.  At least ten (10) Business Days advance written notice of any new trade name or fictitious business name.

(h)           Locations.  At least ten (10) Business Days advance written notice of any change in the Company’s or any of its Subsidiaries’ addresses or of any new location for their respective books and records or where any assets of the Company or any of its Subsidiaries on which a Lien in favor of the Agent has been or purports to be created and/or granted pursuant to any Transaction Documents (the “Collateral”) (including any such new Collateral location operated by a third party (and specifically including any public warehouse, any consignment location, any locations where any of the Collateral is to be held for processing and any other bailee location at which any of the Collateral is to be located)).  With respect to any such new location (which in any event shall be within the continental United States assuming that such Collateral was located in the continental United States at the time it became Collateral), the Company shall, and shall cause each of its Subsidiaries to, execute such documents and take such actions as the Agent or any Investor deems necessary or desirable to perfect and protect the security interests of the Agent in the Collateral prior to the transfer or removal of any Collateral to such new location.

(i)           Accounts.  The Company will cause (i) the Agent and the Investors to be provided with the ability to monitor and access the Bank Accounts of the Company and each Subsidiary online and in real time, and (ii) copies of all bank statements with respect to all accounts of every kind to be provided to the Agent contemporaneously with their being provided to the Company and any Subsidiary.  The Company shall not and shall not permit any of its Subsidiaries to open or own any deposit accounts other than as set forth on Schedule 2.1(h), unless (x) such accounts are approved by the Agent in writing, which approval shall not be unreasonably delayed, conditioned or withheld, (y) the Company has complied with clauses (i) and (ii) of this Section 3.5(i) with respect to such accounts and (z) such accounts are part of the Collateral.

(j)           Certified Public Accountants.  Within four (4) Business Days of the resignation or termination of the Company’s current certified public accountants, or any certified public accountants hereafter engaged by the Company, notify the Agent and the Investors in writing of such occurrence and the reason(s) therefor, unless the Company has previously publicly disclosed or concurrently discloses such resignation/termination in the EDGAR Documents and such disclosure is electronically provided to the Agent and the Investors or the Agent and the Investors receive an electronic alert through EDGAR of the same.

(k)           Litigation.  Within four (4) Business Days after the Company obtains knowledge of (i) the institution of any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries not previously disclosed by the Company to the Agent and the Investors in writing and in an amount in excess of $50,000 or (2) any material development in any action, suit, proceeding, governmental investigation or arbitration at any time pending against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, the Company will give written notice thereof to the Agent and the Investors and provide such other information as may be reasonably available to the Company or any of its Subsidiaries to enable the Agent and the Investors and its counsel to evaluate such matter.

(l)           Milestone Reports.  With reasonable promptness following receipt of same, copies of all data, including well logs, drilling records, completion reports, test results and field notes, with respect to the Oil and Gas Properties, and daily reports from the field that describe the drilling and completion operations.

(m)           Revenue Statements.  Within four (4) Business Days after the Company’s receipt thereof, revenue statements from the sale of Hydrocarbons for each calendar month.

(n)           Asia Sixth.  Within four (4) Business Days after the Company’s receipt or delivery thereof, copies of all notices, requests, subpoenas, inquiries or other writings received or delivered in connection with that certain Shares Subscription Agreement dated September 11, 2013 by and between The Sixth Energy Limited, Asia Sixth Energy Resources Limited and Pacific Energy Development Corp., a Nevada corporation (“PEDCO”).

(o)           Other Notices.  Within four (4) Business Days after the Company’s receipt or delivery thereof, copies of all notices, requests, subpoenas, inquiries or other writings received or delivered with respect to any of the Collateral to the extent such notices, requests, subpoenas, inquiries or other writings could reasonably be deemed to be material to the ownership or economics of the Company and its Subsidiaries, taken as a whole, or the Oil and Gas Properties.

Section 3.6                       Other Agreements.

The Company shall not, and shall not permit its Subsidiaries to, enter into any agreement in which the terms of such agreement would restrict or impair the right or ability to perform of the Company or any of its Subsidiaries to perform if their specific obligation, under any Transaction Document.

Section 3.7                       Use of Proceeds.

(a)           The net proceeds from the Initial Tranche A Funding shall be used by the Company as follows:  (i) up to $5,100,000 to fund the Company’s or such Subsidiary’s obligation pursuant to an approved authorization for expenditure (“AFE”) issued for the wells listed on Schedule 3.7 drilled and completed on property located in the Wattenberg Field in the Denver-Julesburg Basin, Weld County, Colorado (the “Pronghorn Wells”), (ii) to pay up to $750,000 of the Company’s or its Subsidiaries’ past due payables as agreed upon in writing by the Company, the Agent and the Investors, (iii) to pay $444,681.05 of unpaid interest payments due to Heartland Bank under its Original Tranche B Note through February 29, 2016, and (iv) to pay fees and expenses incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(b)           In no event shall the proceeds of any Funding be used to redeem any Common Stock or securities convertible, exercisable or exchangeable into Common Stock, to settle any outstanding litigation or towards the payment of selling general and administrative expenses, except as agreed upon in writing by the Company, the Agent and the Investors.

Section 3.8                       Reporting Status.

The Company shall timely file all reports required to be filed with the Commission pursuant to the Exchange Act, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.  The Company shall promptly disclose on Form 8-K the occurrence of any Material Adverse Effect or any event that could reasonably be expected to cause a Material Adverse Effect, assuming such disclosure is otherwise required by Form 8-K.

Section 3.9                       Payment of Revenues.

The Company shall, not later than fourteen (14) days after the Closing, direct the operators party to the operating agreements for the Oil and Gas Properties to pay to an account with respect to which the Agent has a perfected security interest and control all amounts due to the Company or any Subsidiary under such operating agreements.

Section 3.10                       Amendments.

The Company shall not, and shall not permit any of its Subsidiaries to, amend or waive any provision of its Certificate of Formation or Bylaws or other organizational documents in any way that would adversely affect exercise or other rights of the holder of the Notes.

Section 3.11                       Distributions.

The Company agrees that it shall not, and shall not permit any Subsidiary to, declare or pay any cash dividends or make any distributions (by reduction of capital or otherwise) to any holder(s) of Common Stock or other equity security of the Company or any Subsidiary (or security convertible into or exercisable for Common Stock) or set aside or otherwise deposit or invest any sums for such purpose.

Section 3.12                       Prohibition on Liens.

The Company shall not, and shall not permit its Subsidiaries to, enter into, create, incur, assume, suffer or permit to exist any lien, security interest, mortgage, pledge, charge, claim or other encumbrance of any kind (collectively, “Liens”) on or with respect to any of its assets, now owned or hereafter acquired or any interest therein or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect any financing statement or other similar notice of any Lien with respect to such assets, other than Permitted Encumbrances.  “Permitted Encumbrances” means the individual and collective reference to the following: (a) Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, assessments and other governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of the Company) have been established in accordance with GAAP or IFRS, as applicable; (b) Liens imposed by law which were incurred in the ordinary course of the Company’s business, such as carriers’, warehousemen’s and mechanics’ Liens, statutory landlords’ Liens, and other similar Liens arising in the ordinary course of the Company’s business, and which (x) do not individually or in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of the Company and its consolidated Subsidiaries or (y) are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing for the foreseeable future the forfeiture or sale of the property or asset subject to such Lien; (c) the Liens set forth in Schedule 3.12 hereto in effect on the date hereof; and (d) the Liens of the Agent set forth in the Transactions Documents; provided that Liens described in the foregoing clauses (a) and (b) that are recorded in the real property records of the county in which the Oil and Gas Properties are located before the Closing Date shall not be Permitted Encumbrances to the extent such Liens arise by, from, through, under or as a result of any act by the Company, any Subsidiary or any Affiliate of the Company or any Subsidiary.

Section 3.13                       Prohibition on Indebtedness.

The Company shall not, and shall not permit any Subsidiary to, enter into, create, incur, assume, suffer, become or be liable for in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse or otherwise become responsible for (directly or indirectly), any Indebtedness, performance, obligations or dividends of any other Person, other than (i) Indebtedness existing on the date hereof and disclosed in Schedule 2.1(l) to this Agreement, and (ii) Indebtedness in favor of the Agent and the Investors.

Section 3.14                       Compliance with Transaction Documents.

The Company shall, and shall cause its Subsidiaries to, comply with their respective obligations under the Notes and the other Transaction Documents.

Section 3.15                       Transactions with Affiliates.

The Company shall not, and shall not permit its Subsidiaries to, directly or indirectly, (i) purchase, acquire or lease any property from, or sell, transfer or lease any property to any officer, director, agent, employee or any Affiliate of the Company or any Subsidiary, or (ii) make any payments of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, director, agent, employee, or other Affiliate of Company or any Subsidiary, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, agent or such employee or, to the knowledge of the Company, any entity in which any officer, director, agent or any such employee has a substantial interest or is an officer, director, trustee or partner, other than (i) for payment of reasonable salary for services actually rendered, as approved by the Board of Directors of the Company as fair and reasonable in all respects to the Company or the applicable Subsidiary and upon terms no less favorable to the Company or such Subsidiary that the Company or such Subsidiary would obtain in a comparable arm’s length transaction with an unaffiliated person, (ii) reimbursement for expenses incurred on behalf of the Company in the ordinary course of and pursuant to the reasonable requirements of the business or any Subsidiary, and (iii) the repayment of amounts due or owing by PEDCO to MIE Jurassic Energy Corporation (“MIEJE”) pursuant to that certain promissory note, dated November 1, 2012, as amended and restated to date, in accordance with its terms but only to the extent permitted by that certain Subordination and Intercreditor Agreement dated as of the date hereof among the PEDCO, MIEJE and the Agent, or the conversion of such promissory note into shares of common stock of the Company.  “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.  “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For the purposes of this definition, and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the equity interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person. “Controlling” and “Controlled” have meanings correlative thereto.

Section 3.16                       No Merger or Sale of Assets; No Formation of Subsidiaries.

The Company shall not, and shall not permit any Subsidiary to, directly or indirectly, (i) merge into or with or consolidate with any other Person (other than into the Company or a Subsidiary of the Company) or permit any other Person (other than the Company or a Subsidiary of the Company) to merge into or with or consolidate with it, provided that if any such consolidation or merger involves the Company, then the Company must be the survivor of such consolidation or merger; (ii) sell, issue, assign, lease, license, transfer, abandon, farm-out or otherwise dispose of any or all of its assets (other than inventory in the ordinary course of business), except as provided below; (iii) in any way or manner alter its organizational structure or effect a change of entity (except as expressly permitted in this Agreement); (iv) form or create any subsidiary or become a partner in any partnership or joint venture, or make any acquisition of any interest in any Person or acquire substantially all of the assets of any Person, unless (x) in the case of the formation or creation of any subsidiary or becoming a partner in any partnership or joint venture, (1) any such subsidiary, partnership or joint venture becomes a party to the Transaction Documents as guarantor and the assets of such subsidiary, partnership or joint venture are pledged to the Agent as Collateral, except, in the case of any partnership or joint venture, to the extent the related partnership agreement or similar organizational documents specifically prohibit such partnership or joint venture from becoming a party to the Transaction Documents and causing its assets to become Collateral, and (2) the equity interests issued by such subsidiary, partnership or joint venture and owned by the Company of such Subsidiary are pledged to the Agent as Collateral or (y) in the case of any acquisition of assets of any Person, such assets are pledged to the Agent as Collateral; (v) wind up, liquidate or, subject to the proviso in Section 3.18 below, dissolve or (vi) agree to do any of the foregoing.

Section 3.17                       Payment of Taxes, Etc.

The Company shall, and shall cause each of its Subsidiaries to, promptly pay and discharge, or cause to be paid and discharged, when due and payable, all lawful taxes, assessments and governmental charges or levies imposed upon the income, profits, property or business of the Company and the Subsidiaries; provided, however, that any such tax, assessment, charge or levy need not be paid if the validity thereof shall currently be contested in good faith by appropriate proceedings and if the Company or such Subsidiaries shall have set aside on its books adequate reserves with respect thereto, and provided, further, that the Company and such Subsidiaries will pay all such taxes, assessments, charges or levies forthwith upon the commencement of proceedings to foreclose any lien which may have attached as security therefor.

Section 3.18                       Corporate Existence.

The Company shall, and shall cause each of its Subsidiaries to, maintain in full force and effect its corporate existence, rights and franchises and all licenses and other rights to use property owned or possessed by it and reasonably deemed to be necessary to the conduct of its business; provided, however, that the Company may dissolve or cause one or more of its Subsidiaries to merge or consolidate with the Company or any of its other Subsidiaries, provided that if any such consolidation or merger involves the Company, then the Company must be the survivor of such consolidation or merger.

Section 3.19                       Maintenance of Assets.

The Company shall, and shall cause its Subsidiaries to, keep its properties in good repair, working order and condition, reasonable wear and tear excepted, and from time to time make all necessary and proper repairs, renewals, replacements, additions and improvements thereto.

Section 3.20                       No Investments.

The Company shall not, and shall not permit any Subsidiary to, make or suffer to exist any Investments or commitments therefor, other than xviii) Investments made in the ordinary course of business, xix) Investments existing on the Closing Date by the Company in the Subsidiaries, and xx) Investment made exclusively from the proceeds of an equity investment into the Company. “Investment” means, with respect to any Person, (i) all investments (by capital contribution or otherwise) in any other Person, (ii) any extension of credit, loan or advance, or (iii) any purchase or repurchase of stock or other ownership interest, Indebtedness or all or a substantial part of the assets or property of any Person, bonds, notes, debentures or other securities, or otherwise, and whether existing on the date of this Agreement or thereafter made, but such term shall not include (x) the cash surrender value of life insurance policies on the lives of officers or employees, (y) amounts due from customers for services or products delivered or sold in the ordinary course of business, (z) or payments required to be made pursuant to operating agreements with respect to Oil and Gas Properties to fund drilling and completion costs with respect to operated and non-operated wells, or lease extensions, option exercises or acquisitions pursuant to corresponding AFE’s received by the Company or any Subsidiary.

Section 3.21                       Acquisition of Assets.

In the event the Company or any Subsidiary acquires any assets or other properties, without limiting or impairing the limitations set forth in Section 3.20 above, such assets or properties shall constitute a part of the Collateral (as defined in the Security Agreement) and the Company shall take all action necessary to perfect the Agent’s security interest in such assets or properties; provided that the Agent may waive or forego any Collateral requirement hereunder if the costs that would be incurred in fulfilling such requirement (including taking into account tax consequences and applicable law) are excessive in relation to the benefits afforded thereby, as determined by the Agent in its sole discretion.

Section 3.22                       Inspection.

The Company, upon reasonable written notice (which in no event shall be less than 24 hours), shall permit the Agent and any Investor and their respective duly authorized representatives or agents to visit any of the Company’s properties and inspect any of its assets or books and records, to examine and make copies of its books and records and to discuss its affairs, finances, technology and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as the Agent or such Investor may designate.

Section 3.23                       Material Contracts.

The Company shall, and shall cause each of its Subsidiaries to, comply with and perform all obligations required to be performed by them to date under any Material Agreement, other than those which, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

Section 3.24                       Insurance.

The Company shall, and will cause each Subsidiary to:

(a)           have (i) all insurance policies sufficient for the compliance by each of them with all material governmental requirements and all Material Agreements and (ii) insurance coverage in at least amounts and against such risk (including, without limitation, public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Company and the Subsidiaries.  The Company shall deliver (or cause to be delivered) copies of all such policies to the Agent and the Investors with an endorsement naming the Agent as a lender loss payee (under a satisfactory lender loss payable endorsement) or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to the Agent in the event of cancellation of the policy for any reason whatsoever; and

(b)           give to the Agent and the Investors prompt notice of any loss of the Company or any Subsidiary exceeding $25,000 covered by such insurance.  So long as no Event of Default (as defined in the Notes) has occurred and is continuing, the Company or such Subsidiary shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $25,000.  Following the occurrence and during the continuation of an Event of Default, the Agent shall have the right to adjust any losses payable under any such insurance policies, without any liability to the Company and the Subsidiaries whatsoever in respect of such adjustments except for the liability of the Agent for its gross negligence or willful misconduct.  Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to the Agent, for the benefit of the Investors, to be applied at the option of the Investors either to the prepayment (or held as cash collateral for) of the amounts outstanding under the Notes or to be disbursed to Company or such Subsidiary under staged payment terms satisfactory to the Investors for application to the cost of repairs, replacements, or restorations; provided, however, that, with respect to any such monies in an aggregate amount during any 12 consecutive month period not in excess of $50,000, so long as (i) no Event of Default shall have occurred and be continuing, (ii) the Company or the Subsidiary shall have given the Agent and the Investors prior written notice of the Company’s or such Subsidiary’s intention to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation, (iii) the monies are held in a cash collateral account in which the Agent has a perfected first-priority security interest, and (iv) the Company or the Subsidiaries complete such repairs, replacements, or restoration within 180 days after the initial receipt of such monies, the Company and the Subsidiaries shall have the option to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation unless and to the extent that such applicable period shall have expired without such repairs, replacements, or restoration being made, in which case, any amounts remaining in the cash collateral account shall be paid to the Agent and applied (or held as collateral) as set forth above.

Section 3.25                       Production Report and Lease Operating Statements.

Within 40 days after the end of each production month (unless for gas, then within 60 days after the end of each production month), (i) a report setting forth, for each calendar month during the then current fiscal year to date, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Company’s and each Subsidiary’s Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, and internet access to the Company, real time reports of sales of production, if then available, and (ii) a statement from each operator setting forth the volumes of hydrocarbons sold, the price received and the Company’s or such Subsidiary’s share of the proceeds of such sale.  For non-operated assets, production reports will be forwarded within two (2) Business Days of receipt from the operator.

Section 3.26                       Operation and Maintenance of Properties.

The Company, at its own expense, shall, and shall cause each Subsidiary to:

(1)          operate its Oil and Gas Properties and other material properties or, in the case of non-operated properties, use its best efforts to, cause such Oil and Gas Properties and other material properties to be operated in a careful and efficient manner, as would an ordinarily prudent operator under the same or similar circumstances, in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all governmental requirements, including, without limitation, applicable pro ration requirements and Environmental Laws, and all applicable laws, rules and regulations of every other governmental authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom and the plugging of wells and such other obligations as contemplated by any of the Transaction Documents, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect;

(2)          keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material properties, including, without limitation, all equipment, machinery and facilities;

(3)          promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases of whatever type or kind or other agreements affecting or pertaining to its Oil and Gas Properties and will take all other commercially reasonable actions necessary to keep unimpaired its and their rights with respect thereto and prevent any forfeiture thereof or default thereunder, including the expenditure of funds, unless: (i) the Company’s management has approved or ratifies such forfeiture or default; (ii) the actions required to be taken are out of the reasonable control of the Company (to include, without limitation, requiring a third party to file a Petition for Formal Probate of Will and Formal Appointment of Personal Representative); or (iii) the forfeiture thereof or default could not reasonably be expected to have a Material Adverse Effect;

(4)          promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material properties; and

(5)          to the extent none of the Company or the Subsidiaries is the operator of any property, the Company shall use reasonable efforts to require the operator to comply with this Section 3.26.

Section 3.27                       Title Information.

Upon request of the Agent or any Investor (at its sole discretion), the Company will deliver or caused to be delivered title information in form and substance acceptable to the Agent or such Investor covering Oil and Gas Properties, now owned or hereafter acquired.

Section 3.28                       Gas Imbalances, Take-or-Pay or Other Prepayments.

The Company shall not, and shall not permit any Subsidiary to, allow gas imbalances, take-or-pay or other prepayments with respect to the operated Oil and Gas Properties of the Company or any Subsidiary that would require the Company or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one half billion cubic feet of gas in the aggregate.

Section 3.29                       Net Revenues.

(a)           Notwithstanding anything contained herein or in the Notes to the contrary, no later than two (2) Business Days following the end of each calendar month, the Company shall cause all of its Net Revenue to be paid to Agent and applied as follows:

(i)           First, to the outstanding principal balance of the Tranche A Notes (other than the Tranche A Note held by RJC), on a pro rata basis, until such outstanding principal balances have been paid in full;

(ii)           Second, to the outstanding principal balance of the Tranche A Note held by RJC until such outstanding principal balance has been paid in full;

(iii)           Third, to the outstanding principal balance of the Tranche B Notes (other than the Tranche B Note held by RJC), on a pro rata basis, until such outstanding principal balances have been paid in full; and

(iv)           Fourth, to the outstanding principal balance of the Tranche B Note held by RJC until such outstanding principal balance has been paid in full.

(b)           For purposes hereof, “Net Revenue” shall mean all oil and gas revenue received by the Company and its Subsidiaries less (i) lease operating expenses (which shall include, without limitation, all expenses chargeable to joint interest billing accounts under applicable joint operating agreements, transportation and processing charges, land owner royalties, ad valorem and severance taxes, and reasonable lease and well-related title, legal, accounting and other professional fees), (ii) subject to subsection (c) below, interest payments due to the Investors under the Notes, (iii) general and administrative expenses not to exceed $150,000 per month unless preapproved in writing by Agent, and (iv) extraordinary expenses that are preapproved in writing by Agent.

(c)           Notwithstanding anything contained herein or in the Notes to the contrary, each of the undersigned hereby acknowledges and agrees that, except as provided in Section 3.30, no interest payments shall be made on the Tranche B Notes unless and until the outstanding principal balances of the Tranche A Notes have been paid in full.

Section 3.30                       Intentionally Omitted.

ARTICLE IV
CONDITIONS

Section 4.1                       Conditions Precedent to the Obligation of the Company to Close and to Sell the Notes at the Closing.

The obligation hereunder of the Company to close and issue and sell the Notes to the Investors at the Closing is subject to the satisfaction or waiver, at or before the Closing of the conditions set forth below.  These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion.

(a)                                            No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(b)                                            Delivery of Initial Tranche A Funding.  The Tranche A Investors shall have advanced the Initial Tranche A Funding as payment for the purchase price of the Tranche A Notes on the date of the Closing.

(c)                                            Delivery of Transaction Documents.  The Transaction Documents to which the Agent and each Investor is a party shall have been duly executed and delivered by the Agent and such Investor to the Company.

(d)             Accuracy of Representations and Warranties.  Each of the representations and warranties of each Investor in this Agreement and the other Transaction Documents shall be true and correct in all material respects as of the date of the Closing, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(e)           No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Agent or any Investor seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

Section 4.2                       Conditions Precedent to the Obligation of the Investors to Close at the Closing.

The obligation hereunder of the Investors to consummate the transactions contemplated by this Agreement, including the obligation hereunder of the Investors to make the Initial Tranche A Funding, is subject to the satisfaction or waiver in the Investors’ sole discretion, on or before the Closing Date, of each of the conditions set forth below.

(a)                                            Notes and Transaction Documents.  The Company shall have delivered to each Investor a Note, and the Company and the Subsidiaries shall have duly executed and delivered the other Transaction Documents to the Agent and the Investors, and the Agent and the Investors shall have received such title information as the Agent or any Investor may require, satisfactory to the Agent and the Investors, setting forth the status of title to the Company’s interest in any Oil and Gas Properties owned by Company or any Subsidiary which is subject to the Liens existing or to exist under the terms of the Security Agreement or the Mortgages.  For the purposes of this Agreement, “Oil and Gas Properties” means (a) all rights, titles, interests and estates now or hereafter acquired directly or indirectly through ownership in other entities or otherwise in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature (the “Hydrocarbon Interests”); (b) any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights (the “Properties”) now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any governmental authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of oil, gas, casing head gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom (“Hydrocarbons”) from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property and including any and all oil wells, gas wells, injection wells, disposal wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

(b)                                            Deposit Account Control Agreement.  The Agent shall have received Deposit Account Control Agreements for each deposit account of the Company and the Subsidiaries, including without limitation, the Operations Account, which shall be in form and substance satisfactory to the Agent in its sole discretion.

(c)             Secretary’s Certificate.  The Company, Red Hawk Petroleum LLC (“Red Hawk”), and PEDCO shall have delivered to the Agent and the Investors secretary’s certificates, dated as of the Closing, as to (i) the resolutions approving the transactions contemplated hereby and by the Transaction Documents, (ii) the respective organizational documents of the Company, Red Hawk, and PEDCO, each as in effect at the Closing, and (iii) the authority and incumbency of the officers of the Company, Red Hawk, and PEDCO executing the Transaction Documents and any other documents required to be executed or delivered in connection therewith.

(d)             Good Standing Certificates, etc.  The Agent and the Investors shall have received certificates of the appropriate governmental agencies with respect to the existence, qualification and good standing of the Company, Red Hawk, and PEDCO.

(e)                                            Officer’s Certificate.  The Company shall have delivered to the Agent and the Investors a certificate signed by an executive officer on behalf of the Company, dated as of the date of the Closing, confirming the accuracy of the Company’s representations and warranties as of such date and no Default or Event of Default has occurred or will occur on the Closing Date after giving effect to the transactions contemplated by the Transaction Documents.

(f)             Due Diligence.  The Company shall have permitted the Agent and each Investor to make such inspections as the Agent or such Investor deems reasonably appropriate and the Agent or such Investor, as applicable, is satisfied, in its reasonable discretion, with the results thereof.  Such audits and inspections by the Agent or such Investor shall not affect any of the representations and warranties made by the Company in this Agreement and shall not, under any circumstances constitute a waiver of the Agent’s or such Investor’s indemnification rights under ARTICLE VI hereof, or otherwise relieve the Company of any liability thereunder.

(g)             Searches.  The Agent and the Investors shall have received UCC, tax, judgment and litigation searches against the Company and the Subsidiaries in those offices and jurisdictions as the Agent or any Investor shall reasonably request which shall show that no financing statement, liens, or assignments or other filings have been filed or remain in effect against the Company, the Subsidiaries or any Collateral except for Permitted Encumbrances and financing statements, assignments or other filings with respect to which the secured party or existing lender xxi) has delivered to the Agent termination statements or other documentation evidencing the termination of its Liens and security interests in the Collateral, or xxii) has agreed in writing to release or terminate its Lien and security interest in the Collateral upon receipt of proceeds of the Initial Tranche A Funding on the Closing Date.

(h)             UCC Financing Statements; Mortgages.  On or prior to the date of the Closing, the Company and the Subsidiaries shall have filed (or authorized the filing of) all UCC and similar financing statements and all Mortgages, each in form and substance satisfactory to the Agent and the Investors, at the appropriate offices to create a valid and perfected first priority security interest in the Collateral (as defined in the Security Agreement) and in the Oil and Gas Properties.

(i)             Consents.  Except as set forth on Schedule 2.1(b) hereto, the Company shall have obtained all consents, approvals, or waivers from all governmental authorities, third parties and Company security holders necessary (i) for the execution, delivery and performance of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby and (ii) to not trigger any preemptive rights, rights of first refusal, put or call rights or obligations, anti-dilution rights or similar rights that any holder of the Company’s securities may have with respect to the execution, delivery and performance of this Agreement and each of the Transaction Documents and all transactions contemplated hereby and thereby, all without material cost or other adverse consequences to the Company.

(j)             Insurance.  The Agent and the Investors shall have received a certificate of insurance coverage for Company and the Subsidiaries (or other evidence of insurance coverage acceptable to the Agent and the Investors) showing that Company and the Subsidiaries are carrying insurance in accordance with Section 3.23 hereof.

(k)             Operating Agreements.  The Agent and the Investors shall have received copies of the operating agreements for the Oil and Gas Properties which are part of the Collateral (as defined in the Security Agreement) and, with respect to each operating agreement, the operator party thereto shall agree to pay to an account with respect to which the Agent has a perfected security interest and control all amounts due to the Company or any Subsidiary under such operating agreement.

(l)             Environmental Condition.  The Agent and the Investors shall have received all reports and notices concerning the environmental condition of the Oil and Gas Properties available to Company and shall be satisfied with the environmental condition thereof.

(m)             Opinion of Counsel.  The Agent and the Investors shall have received an opinion of counsel to the Company, dated the date of the Closing, reasonably acceptable to counsel to the Agent and the Investors.

(n)             Warrant. The Investors shall have received from the Company the original Warrant, in the form attached hereto as Exhibit 4.2(o).  The Company, the Agent and the Investors each agree and acknowledge that the issuance of the Warrant shall be in full satisfaction of the Company’s obligation to issue additional warrants exercisable for Common Stock of the Company to certain of the Investors pursuant to that certain Consent and Agreement, dated August 28, 2015, as amended through the Closing Date, entered into by and among the Company, the Agent and the Investors (the “Consent and Agreement”), and that upon the issuance of the Warrant to the Agent and the Investors as provided hereunder, the Company shall have no further obligation to issue warrants to the Agent or the Investors pursuant to the Consent and Agreement or otherwise.

(o)             Pronghorn Wells.  The Agent and the Investors shall have received written documentation, satisfactory to the Agent in its sole discretion, that all rights, title and interest in and to the Pronghorn Wells have been assigned to the Company.

Section 4.3                       Conditions Precedent to the Obligation of the Investors to Make Each Funding.

The obligation hereunder of the Investors to make each Funding contemplated by this Agreement is subject to the satisfaction or waiver in the Investors’ sole discretion, at or before such Funding, of each of the conditions set forth below.

(a)             Accuracy of Representations and Warranties.  Each of the representations and warranties of the Company and the Subsidiaries in this Agreement and the other Transaction Documents shall be true and correct in all material respects as of the date of the Closing, except for representations and warranties that speak as of a particular date, which shall be true and correct in all material respects as of such date.

(b)             Event of Default.  No Default or Event of Default shall have occurred and be continuing.

(c)             Performance.  The Company and each Subsidiary shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement and the other Transaction Documents to be performed, satisfied or complied with by the Company and each Subsidiary at or prior to the date of the Closing.

(d)             No Suspension, Etc.  At any time prior to any Funding, a banking moratorium shall have not been declared either by the United States or New York State authorities, nor shall there have occurred any material outbreak or escalation of hostilities or other national or international calamity or crisis of such magnitude in its effect on, or any material adverse change in any financial market which, in each case, in the judgment of the Investors, makes it impracticable or inadvisable to make such Funding.

(e)             No Injunction.  No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction which prohibits the consummation of any of the transactions contemplated by this Agreement.

(f)             No Proceedings or Litigation.  No action, suit or proceeding before any arbitrator or any governmental authority shall have been commenced, and no investigation by any governmental authority shall have been threatened, against the Company or any Subsidiary, or any of the officers, directors or affiliates of the Company or any Subsidiary seeking to restrain, prevent or change the transactions contemplated by this Agreement, or seeking damages in connection with such transactions.

(g)             Material Adverse Effect.  No Material Adverse Effect shall have occurred since December 31, 2015.

(h)             Payment of the Investors’ Expenses.  The Company shall have paid the fees and expenses described in Section 8.1 of this Agreement.

ARTICLE V
CERTIFICATE LEGEND

Section 5.1                       Legend.

Each certificate representing a Note, Warrant or Warrant Shares shall be stamped or otherwise imprinted with a legend substantially in the following form (in addition to any legend required by applicable state securities or “blue sky” laws):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE (THE “SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR UNLESS PEDEVCO CORP. SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF SUCH SECURITIES UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

ARTICLE VI
INDEMNIFICATION

Section 6.1                       General Indemnity.

The Company agrees to indemnify and hold harmless the Agent and each Investor (and their respective directors, officers, members, partners, affiliates, agents, successors and assigns) from and against any and all losses, liabilities, deficiencies, costs, damages and expenses (including, without limitation, reasonable attorneys’ fees, charges and disbursements) incurred by the Agent or an Investors as a result of any inaccuracy in or breach of the representations, warranties or covenants made by the Company herein.

Section 6.2                       Indemnification Procedure.

Any party entitled to indemnification under this ARTICLE VI (an “indemnified party”) will give written notice to the indemnifying party of any matter giving rise to a claim for indemnification; provided that the failure of any party entitled to indemnification hereunder to give notice as provided herein shall not relieve the indemnifying party of its obligations under this ARTICLE VI except to the extent that the indemnifying party is actually prejudiced by such failure to give notice.  In case any such action, proceeding or claim is brought against an indemnified party in respect of which indemnification is sought hereunder, the indemnifying party shall be entitled to participate in and, unless in the reasonable judgment of the indemnifying party a conflict of interest between it and the indemnified party exists with respect to such action, proceeding or claim, to assume the defense thereof with counsel reasonably satisfactory to the indemnified party.  In the event that the indemnifying party advises an indemnified party that it will contest such a claim for indemnification hereunder, or fails, within thirty (30) days of receipt of any indemnification notice to notify, in writing, such person of its election to defend, settle or compromise, at its sole cost and expense, any action, proceeding or claim (or discontinues its defense at any time after it commences such defense), then the indemnified party may, at its option, defend, settle or otherwise compromise or pay such action or claim.  In any event, unless and until the indemnifying party elects in writing to assume and does so assume the defense of any such claim, proceeding or action, the indemnified party’s costs and expenses arising out of the defense, settlement or compromise of any such action, claim or proceeding shall be losses subject to indemnification hereunder.  The indemnified party shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the indemnified party which relates to such action or claim.  The indemnifying party shall keep the indemnified party fully apprised at all times as to the status of the defense or any settlement negotiations with respect thereto.  If the indemnifying party elects to defend any such action or claim, then the indemnified party shall be entitled to participate in such defense with counsel of its choice at its sole cost and expense.  The indemnifying party shall not be liable for any settlement of any action, claim or proceeding effected without its prior written consent.  Notwithstanding anything in this ARTICLE VI to the contrary, the indemnifying party shall not, without the indemnified party’s prior written consent, settle or compromise any claim or consent to entry of any judgment in respect thereof which imposes any future obligation on the indemnified party or which does not include, as an unconditional term thereof, the giving by the claimant or the plaintiff to the indemnified party of a release from all liability in respect of such claim.  The indemnification obligations to defend the indemnified party required by this ARTICLE VI shall be made by periodic payments of the amount thereof during the course of investigation or defense, as and when bills are received or expense, loss, damage or liability is incurred, so long as the indemnified party shall refund such moneys if it is ultimately determined by a court of competent jurisdiction that such party was not entitled to indemnification.  The indemnity agreements contained herein shall be in addition to (a) any cause of action or similar rights of the indemnified party against the indemnifying party or others, and (b) any liabilities the indemnifying party may be subject to pursuant to the law.

ARTICLE VII
REGARDING AGENT

Section 7.1                                           Appointment.

Each Investor hereby designates BAM Administrative Services LLC to act as the Agent for such Investor under this Agreement and the Transaction Documents.  Each Investor hereby irrevocably authorizes the Agent to, and the Agent (and not any of the Investors) shall have the sole authority to, take such action on its behalf under the provisions of this Agreement and the Transaction Documents and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto and the Agent shall hold all Collateral, payments of principal and interest, fees, charges and collections received pursuant to this Agreement, for the ratable benefit of Investors.  The Agent may perform any of its duties hereunder by or through its agents or employees.  As to any matters not expressly provided for by this Agreement the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Investors, and such instructions shall be binding; provided, however, that the Agent shall not be required to take any action which exposes the Agent to liability or which is contrary to this Agreement or the Transaction Documents or Applicable Law unless the Agent is furnished with an indemnification reasonably satisfactory to the Agent with respect thereto.

Section 7.2                                           Nature of Duties.

The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and the Transaction Documents.  Neither the Agent nor any of its officers, directors, employees or agents shall be xxiii) liable for any action taken or omitted by them as such hereunder or in connection herewith, unless caused by their gross (not mere) negligence or willful misconduct, or xxiv) responsible in any manner for any recitals, statements, representations or warranties made by the Company or any Subsidiary (collectively, the “Loan Parties” and each, individually, a “Loan Party”) or any officer thereof contained in this Agreement, or in any of the Transaction Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any of the Transaction Documents or for the value, validity, effectiveness, genuineness, due execution, enforceability or sufficiency of this Agreement, or any of the Transaction Documents or for any failure of a Loan Party to perform its obligations hereunder.  The Agent shall not be under any obligation to any Investor to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any of the Transaction Documents, or to inspect the properties, books or records of a Loan Party.  The duties of the Agent with respect to the term loans to Company shall be mechanical and administrative in nature; the Agent shall not have by reason of this Agreement a fiduciary relationship in respect of any Investor; and nothing in this Agreement, expressed or implied, is intended to or shall be so construed as to impose upon the Agent any obligations in respect of this Agreement except as expressly set forth herein.

Section 7.3                                           Lack of Reliance on Agent: Resignation.

(a)           Independently and without reliance upon the Agent or any other Investor, each Investor has made and shall continue to make (1) its own independent investigation of the financial condition and affairs of the Loan Parties in connection with the making and the continuance of the term loans hereunder and the taking or not taking of any action in connection herewith, and (2) its own appraisal of the creditworthiness of the Loan Parties.  The Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Investor with any credit or other information with respect thereto, whether coming into its possession before making of any Funding or at any time or times thereafter except as shall be provided by the Loan Parties pursuant to the terms hereof.  The Agent shall not be responsible to any Investor for any recitals, statements, information, representations or warranties herein or in any agreement, document, certificate or a statement delivered in connection with or for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of this Agreement or any Transaction Document, or of the financial condition of the Loan Parties, or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement, the Transaction Documents or the financial condition of the Loan Parties, or the existence of any Event of Default or any Default.

(b)           The Agent may resign on sixty (60) days’ written notice to each of Investors and Company and upon such resignation, the Investors will promptly designate a successor Agent reasonably satisfactory to Company (provided that no such approval by Company shall be required xxv) in any case where the successor Agent is one of Investors or xxvi) after the occurrence and during the continuance of any Event of Default).  Any such successor Agent shall succeed to the rights, powers and duties of the Agent, and shall in particular succeed to all of the Agent’s right, title and interest in and to all of the Liens in the Collateral securing the obligations created hereunder or any Transaction Document, and the term “the Agent” shall mean such successor agent effective upon its appointment, and the former Agent’s rights, powers and duties as the Agent shall be terminated, without any other or further act or deed on the part of such former Agent.  However, notwithstanding the foregoing, if at the time of the effectiveness of the new Agent’s appointment, any further actions need to be taken in order to provide for the legally binding and valid transfer of any Liens in the Collateral from former Agent to new Agent and/or for the perfection of any Liens in the Collateral as held by new Agent or it is otherwise not then possible for new Agent to become the holder of a fully valid, enforceable and perfected Lien as to any of the Collateral, former Agent shall continue to hold such Liens solely as agent for perfection of such Liens on behalf of new Agent until such time as new Agent can obtain a fully valid, enforceable and perfected Lien on all Collateral, provided that the Agent shall not be required to or have any liability or responsibility to take any further actions after such date as such agent for perfection to continue the perfection of any such Liens (other than to forego from taking any affirmative action to release any such Liens).  After any the Agent’s resignation as the Agent, the provisions of this ARTICLE VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Agent under this Agreement (and in the event resigning Agent continues to hold any Liens pursuant to the provisions of the immediately preceding sentence, the provisions of this ARTICLE VII shall inure to its benefit a to any actions taken or omitted to be taken by it in connection with such Liens).

Section 7.4                                           Certain Rights of the Agent.

If the Agent shall request instructions from the Investors with respect to any act or action (including failure to act) in connection with this Agreement or any Transaction Document, the Agent shall be entitled to refrain from such act or taking such action unless and until the Agent shall have received instructions from the Investors; and the Agent shall not incur liability to any Person by reason of so refraining.  Without limiting the foregoing, the Investors shall not have any right of action whatsoever against the Agent as a result of its acting or refraining from acting hereunder in accordance with the instructions of the Investors.

Section 7.5                                           Reliance.

The Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, order or other document or telephone message reasonably believed by it to be genuine and correct and to have been signed, sent or made by the proper person or entity, and, with respect to all legal matters pertaining to this Agreement and the Transaction Documents and its duties hereunder, upon advice of counsel selected by it.  The Agent may employ agents and attorneys-in-fact and shall not be liable for the default or misconduct of any such agents or attorneys-in-fact selected by the Agent with reasonable care.

Section 7.6                                           Notice of Default.

The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder or under the Transaction Documents, unless the Agent has received notice from an Investor or the Company referring to this Agreement or the Transaction Documents, describing such Default or Event of Default and stating that such notice is a “notice of default”.  In the event that the Agent receives such a notice, the Agent shall give notice thereof to the Investors.  The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Investors; provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of Investors.

Section 7.7                                           Indemnification.

To the extent the Agent is not reimbursed and indemnified by a Loan Party, each Investor will reimburse and indemnify the Agent (based on the outstanding principal amount of the Fundings due to such Investor and the aggregate outstanding principal amount of the Fundings due to all the Investors), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Agent in performing its duties hereunder, or in any way relating to or arising out of this Agreement or any Transaction Document; provided that, Investors shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s gross (not mere) negligence or willful misconduct (as determined by a court of competent jurisdiction in a final non-appealable judgment).

Section 7.8                                           The Company’s Undertaking to Agent.

Without prejudice to their respective obligations to Investors under the other provisions of this Agreement, the Company hereby undertakes with the Agent to pay to the Agent from time to time on demand all amounts from time to time due and payable by it for the account of the Agent or the Investors or any of them pursuant to this Agreement to the extent not already paid.  Any payment made pursuant to any such demand shall pro tanto satisfy the Company’s obligations to make payments for the account of the Investors or the relevant one or more of them pursuant to this Agreement.

Section 7.9                                           No Reliance on the Agent’s Obligor Identification Program.

Each Investor acknowledges and agrees that neither such Investor, nor any of its Affiliates, participants or assignees, may rely on the Agent to carry out such Investor’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA PATRIOT Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with the Loan Parties, their Affiliates or their agents, this Agreement, the Transaction Documents or the transactions hereunder or contemplated hereby:  xxvii) any identity verification procedures, xxviii) any record-keeping, xxix) comparisons with government lists, xxx) customer notices or xxxi) other procedures required under the CIP Regulations or such other laws.

Section 7.10                                           Other Agreements.

Each of Investors agrees that it shall not, without the express consent of the Agent, and that it shall, to the extent it is lawfully entitled to do so, upon the request of the Agent, set off against the amount outstanding under this Agreement and the Transaction Documents, any amounts owing by such Investor to a Loan Party or any deposit accounts of a Loan Party now or hereafter maintained with such Investor.  Anything in this Agreement to the contrary notwithstanding, each of Investors further agrees that it shall not, unless specifically requested to do so by the Agent, take any action to protect or enforce its rights arising out of this Agreement or the Transaction Documents, it being the intent of Investors that any such action to protect or enforce rights under this Agreement and the Transaction Documents shall be taken in concert and at the direction or with the consent of the Agent or Investors.

ARTICLE VIII
MISCELLANEOUS

Section 8.1                       Fees and Expenses.

The Company shall pay the costs, fees and expenses of the Agent and the Investors incurred in connection with the transactions contemplated by the Transaction Documents, including reasonable diligence and legal fees and expenses and the costs, fees and expenses associated with title information, recordation or perfection of the Collateral (as defined in the Security Agreement).  In addition, the Company shall pay all reasonable fees and expenses incurred by the Agent and the Investors in connection with the administration and enforcement of this Agreement or any of the other Transaction Documents, including, without limitation, all reasonable attorneys’ fees and expenses.

Section 8.2                       Specific Performance; Consent to Jurisdiction; Venue.

(a)                                            The Company, the Agent and the Investors acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement or the other Transaction Documents were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement or the other Transaction Documents and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity.

(b)                                            The parties agree that venue for any dispute arising under this Agreement will lie exclusively in the state or federal courts located in New York County, New York, and the parties irrevocably waive any right to raise forum non conveniens or any other argument that New York is not the proper venue.  The parties irrevocably consent to personal jurisdiction in the state and federal courts of the state of New York.  The Company, the Agent and the Investors consent to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing in this Section 8.2 shall affect or limit any right to serve process in any other manner permitted by law.  The parties hereby waive all rights to a trial by jury.

Section 8.3                       Entire Agreement; Amendment.

This Agreement and the Transaction Documents contain the entire understanding and agreement of the parties with respect to the matters covered hereby and, except as specifically set forth herein or in the other Transaction Documents, neither the Company nor the Agent or the Investors make any representation, warranty, covenant or undertaking with respect to such matters, and they supersede all prior understandings and agreements with respect to said subject matter, all of which are merged herein.  No provision of this Agreement may be waived or amended other than by a written instrument signed by the Company, the Agent and the Investors.  Any amendment or waiver effected in accordance with this Section 8.3 shall be binding upon the Investors (and their respective successors and assigns) and the Company.

Section 8.4                       Notices.

Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be:

If to the Company:	PEDEVCO CORP. 4125 Blackhawk Plaza Circle, Suite 201 Danville, California 94506 Tel: (855) 733-3826 Fax: (925) 403-0703 Attention: General Counsel and Chief Financial Officer

with copies to:	The Loev Law Firm, PC 6300 West Loop South, Suite 280 Bellaire, Texas 77401 Tel: (713) 524-4110 Fax: (713) 524-4122 Attention: David M. Loev, Esq.

If to the Agent:	BAM Administrative Services LLC 1370 Avenue of the Americas, 32nd Floor New York, New York 10019 Tel: (212) 260-5050 Fax: (212) 260-5051 Attention: Christian R. Thomas, Esq.

with copies to:	RJ Credit LLC 152 West 57th Street, 4th Floor New York, NY 10019 Tel: (212) 582-2222 Fax: (212) 582-2424 Attention: David Steinberg

and:	Cole Schotz PC 25 Main Street Court Plaza North Hackensack, New Jersey 07601 Tel: (201) 525-6331 Fax: (206) 678-6331 Attention: Stuart Komrower, Esq.

If to an Investor:	To the address set forth on the signatures page to this Agreement

Any party hereto may from time to time change its address for notices by giving written notice of such changed address to the other party hereto.

Section 8.5                                           Waivers.

No waiver by either party of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

Section 8.6                                           Headings.

The article, section and subsection headings in this Agreement are for convenience only and shall not constitute a part of this Agreement for any other purpose and shall not be deemed to limit or affect any of the provisions hereof.

Section 8.7                                           Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties and their successors and assigns.  After the Closing, the assignment by a party to this Agreement of any rights hereunder shall not affect the obligations of such party under this Agreement.  Any Investor may assign the Note issued to such Investor and its rights under this Agreement and the other Transaction Documents and any other rights hereto and thereto without the consent of the Company, provided such assignment is not required to be registered under the Securities Act or under applicable state securities laws and such Investor provides the Company prompt written notice of such assignment, provided that the failure to provide such notice shall not affect such assignment.  Neither the Company nor any Subsidiary may assign its rights and obligations under any Transaction Document without the prior written consent of the Agent and the Investors, which consent may be withheld by the Agent and the Investors in their sole discretion.

Section 8.8                                           No Third Party Beneficiaries.

This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

Section 8.9                                           Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any of the conflicts of law principles which would result in the application of the substantive law of another jurisdiction.  This Agreement shall not be interpreted or construed with any presumption against the party causing this Agreement to be drafted.

Section 8.10                                           Survival.

The representations, and warranties of the Company, the Agent and the Investors shall survive the execution and delivery hereof and the Closing; the agreements and covenants set forth in ARTICLE I, ARTICLE III, ARTICLE V, ARTICLE VI and ARTICLE VII of this Agreement shall survive the execution and delivery hereof and Closing hereunder.

Section 8.11                                           Publicity.

The Company agrees that it will not disclose, and will not include in any public announcement, the names of the Agent or any Investor without the consent of the Agent or such Investor, which consent shall not be unreasonably withheld or delayed, or unless and until such disclosure is required by law, rule or applicable regulation and then only to the extent of such requirement, provided that the Agent and the Investors acknowledge that the Company is required to file a Form 8-K following the Closing and that the Form 8-K rules require the disclosure of the names of the Agent and the Investors in such Form 8-K.

Section 8.12                                           Counterparts.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and shall become effective when counterparts have been signed by each party and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

Section 8.13                                           Severability.

The provisions of this Agreement are severable and, in the event that any court of competent jurisdiction shall determine that any one or more of the provisions or part of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision or part of a provision of this Agreement and this Agreement shall be reformed and construed as if such invalid or illegal or unenforceable provision, or part of such provision, had never been contained herein, so that such provisions would be valid, legal and enforceable to the maximum extent possible.

Section 8.14                                           Further Assurances.

From and after the date of this Agreement, upon the request of the Agent or any Investor, the Company shall execute and deliver such instruments, documents and other writings as may be reasonably necessary or desirable to confirm and carry out and to effectuate fully the intent and purposes of this Agreement and the other Transaction Documents.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Note Purchase Agreement to be duly executed by their respective authorized officers as of the date first above written.

PEDEVCO CORP.

By:	/s/ Michael L. Peterson
Name: Michael L. Peterson
Title: President

BAM ADMINISTRATIVE SERVICES LLC

By:	/s/ Dhruv Narain
Name: Dhruv Narain
Title: Authorized Signatory

BBLN-PEDCO CORP.

By:	/s/ Dhruv Narain
Name: Dhruv Narain
Title: Authorized Signatory

Tranche A Term Commitment: $12,500,000

Address for Notices:

BBLN-Pedco Corp. 1370 Avenue of the Americas, 32nd Floor New York, New York 10019 Tel: (212) 260-5050 Fax: (212) 260-5051 Attention: Dhruv Narain

With copies to:

Cole Schotz PC 25 Main Street Court Plaza North Hackensack, New Jersey 07601 Tel: (201) 525-6331 Fax: (206) 678-6331 Attention: Stuart Komrower, Esq.

BHLN-PEDCO CORP.

By:	/s/ Dhruv Narain
Name: Dhruv Narain
Title: Authorized Signatory

Tranche A Term Commitment: $12,500,000

Address for Notices:

BHLN-Pedco Corp. 1370 Avenue of the Americas, 32nd Floor New York, New York 10019 Tel: (212) 260-5050 Fax: (212) 260-5051 Attention: Dhruv Narain

With copies to:

Cole Schotz PC 25 Main Street Court Plaza North Hackensack, New Jersey 07601 Tel: (201) 525-6331 Fax: (206) 678-6331 Attention: Stuart Komrower, Esq.

RJ CREDIT LLC

By:	/s/ David Steinberg
David Steinberg
Authorized Signatory

Tranche A Term Commitment: $960,000
Tranche A Term Commitment: $960,000

Address for Notices:

RJ Credit LLC 152 West 57th Street, 4th Floor New York, NY 10019 Tel: (212) 582-2222 Fax: (212) 582-2424 Attention: David Steinberg

SENIOR HEALTH INSURANCE COMPANY OF PENNSYLVANIA

By:	/s/ Dhruv Narain
Name: Dhruv Narain
Title: Authorized Signatory

Tranche B Term Commitment: $12,585,118.75

Address for Notices:

Senior Health Insurance Company of Pennsylvania 1370 Avenue of the Americas, 32nd Floor New York, New York 10019 Tel: (212) 260-5050 Fax: (212) 260-5051 Attention: Dhruv Narain

With copies to:

Cole Schotz PC 25 Main Street Court Plaza North Hackensack, New Jersey 07601 Tel: (201) 525-6331 Fax: (206) 678-6331 Attention: Stuart Komrower, Esq.

BRE WNIC 2013 LTC PRIMARY

By:	/s/ David B. Young
Name: David B. Young
Title: Vice President

Tranche B Term Commitment: $13,065,703.98

Address for Notices:

BRe WNIC 2013 LTC Primary 1370 Avenue of the Americas, 32nd Floor New York, New York 10019 Tel: (212) 260-5050 Fax: (212) 260-5051 Attention: Dhruv Narain

With copies to:

Cole Schotz PC 25 Main Street Court Plaza North Hackensack, New Jersey 07601 Tel: (201) 525-6331 Fax: (206) 678-6331 Attention: Stuart Komrower, Esq.

BRE WNIC 2013 LTC SUB

By:	/s/ David B. Young
Name: David B. Young
Title: Vice President

Tranche B Term Commitment: $856,992.17

Address for Notices:

BRe WNIC 2013 LTC Sub 1370 Avenue of the Americas, 32nd Floor New York, New York 10019 Tel: (212) 260-5050 Fax: (212) 260-5051 Attention: Dhruv Narain

With copies to:

Cole Schotz PC 25 Main Street Court Plaza North Hackensack, New Jersey 07601 Tel: (201) 525-6331 Fax: (206) 678-6331 Attention: Stuart Komrower, Esq.

BRE BCLIC SUB

By:	/s/ David B. Young
Name: David B. Young
Title: Vice President

Tranche B Term Commitment: $451,709.79

Address for Notices:

BRe BCLIC Sub 1370 Avenue of the Americas, 32nd Floor New York, New York 10019 Tel: (212) 260-5050 Fax: (212) 260-5051 Attention: Dhruv Narain

With copies to:

Cole Schotz PC 25 Main Street Court Plaza North Hackensack, New Jersey 07601 Tel: (201) 525-6331 Fax: (206) 678-6331 Attention: Stuart Komrower, Esq.

HEARTLAND BANK

By:	/s/ Judy R. Lawton

Tranche B Term Commitment: $5,160,805.39

Address for Notices:

Heartland Bank One Information Way, Suite 300 Little Rock, Arkansas 72202 Attention: Phil Thomas Telephone: 501-663-3845

Schedule 2.1(b)

Required Consents

a.	Consent to the transactions contemplated under the Agreement is required from the Agent and the Investors pursuant to the Original Agreement.

Schedule 2.1(c)(i)

Authorized Capital Stock

a.	Authorized capital stock: (i) 200,000,000 shares of Common Stock; and (ii) 100,000,000 shares of Preferred Stock.

b.	Issued and outstanding capital stock: 47,641,497 shares of Common Stock and 66,625 shares of Series A Convertible Preferred Stock.

Schedule 2.1(c)(ii)

Preemptive or Other Rights

a.	Options to purchase 4,718,896 shares of Common Stock are issued and outstanding.

b.	Warrants to purchase 7,803,282 shares of Common Stock are issued and outstanding.

c.
Upon the Closing, the Company shall issue the Warrant to the Agents and the Investors; provided, however, in the event the number of shares of common stock and/or warrants issuable pursuant to the Warrant would require the Company to obtain shareholder approval under NYSE MKT rules and regulations (the “Approval Requirement”), then the Warrant shall be structured to the extent possible to enable their issuance without the Approval Requirement.

d.
The Company has issued and outstanding seven (7) Secured Promissory Notes, dated March 22, 2013, as amended December 16, 2013 and March 7, 2014 (the “Bridge Notes”), with a current aggregate principal amount $475,000, and which have a conversion feature whereby, at the election of the holder thereof, up to all principal, accrued interest, and payment-in-kind due and outstanding may be converted into Common Stock of the Company, at an 80% discount to the average of the prior five trading day closing prices per share, subject to a floor of $0.50 per share (the “Conversion Feature”).

e.
The Company’s Amended and Restated Certificate of Designations of PEDEVCO Corp. Establishing the Designations, Preferences, Limitations and Relative Rights of its Series A Convertible Preferred Stock imposes certain conversion and transfer restrictions on the holders of the Company’s Series A Convertible Preferred Stock.

f.
The Company has issued restricted stock pursuant to equity incentive plans which restrict the transfer of shares of its common stock under certain situations, including prior to the full vesting thereof.

g.
The Company has issued an Amended and Restated Secured Subordinated Promissory Note, effective date January 1, 2015, in the principal amount of $4.925 million, to MIE Jurassic Energy Corporation (“MIEJ”), as previously approved by the Investors on February 18, 2015, which is convertible into shares of common stock of the Company, subject to a conversion “Floor Price” of $0.30 per share and a 19.9% beneficial ownership blocking provision, as more fully described in the Company’s Current Report on Form 8-K filed with the SEC and available here:

https://www.sec.gov/Archives/edgar/data/1141197/000158069515000065/pedevco8k021915.htm

h.
Pursuant to a settlement agreement to be entered into by and between the Company and an oilfield services vendor on or about the Closing Date, on or about the Closing Date the Company will be obligated to issue 2,450,000 shares of Common Stock to the vendor in partial satisfaction of all amounts owed by the Company to the vendor.

Schedule 2.1(c)(iii)

Contracts for Additional Shares

a.
Upon the Closing, the Company shall the Warrant to the Agents and the Investors; provided, however, in the event the number of shares of common stock and/or warrants issuable pursuant to the Warrant would require the Company to obtain shareholder approval under NYSE MKT rules and regulations (the “Approval Requirement”), then the Warrant shall be structured to the extent possible to enable their issuance without the Approval Requirement.

b.
The Company has issued and outstanding seven (7) Secured Promissory Notes, dated March 22, 2013, as amended December 16, 2013 and March 7, 2014 (the “Bridge Notes”), with a current aggregate principal amount $475,000, and which have a conversion feature whereby, at the election of the holder thereof, up to all principal, accrued interest, and payment-in-kind due and outstanding may be converted into Common Stock of the Company, at an 80% discount to the average of the prior five trading day closing prices per share, subject to a floor of $0.50 per share (the “Conversion Feature”).

c.
The Company has issued an Amended and Restated Secured Subordinated Promissory Note, effective date January 1, 2015, in the principal amount of $4.925 million, to MIE Jurassic Energy Corporation (“MIEJ”), as previously approved by the Investors on February 18, 2015, which is convertible into shares of common stock of the Company, subject to a conversion “Floor Price” of $0.30 per share and a 19.9% beneficial ownership blocking provision, as more fully described in the Company’s Current Report on Form 8-K filed with the SEC and available here:

https://www.sec.gov/Archives/edgar/data/1141197/000158069515000065/pedevco8k021915.htm

d.
Pursuant to a settlement agreement to be entered into by and between the Company and an oilfield services vendor on or about the Closing Date, on or about the Closing Date the Company will be obligated to issue 2,450,000 shares of Common Stock to the vendor in partial satisfaction of all amounts owed by the Company to the vendor.

Schedule 2.1(c)(iv)

Registration and Anti-Dilution Rights

a.
Options and warrants exercisable for Common Stock of the Company, and the Company’s Series A Convertible Preferred Stock, are subject to standard adjustments to reflect stock splits, stock dividends, recapitalizations and the like.

Schedule 2.1(g)

Subsidiaries

Subsidiary	Jurisdiction of Organization	Ownership
PEDEVCO Corp.	Texas	Publicly-traded
Blast AFJ, Inc.*	Delaware	100% owned by PEDEVCO Corp.
Pacific Energy Development Corp. (“PEDCO”)	Nevada	100% owned by PEDEVCO Corp.
Red Hawk Petroleum, LLC	Nevada	100% owned by PEDEVCO Corp.
White Hawk Energy, LLC	Delaware	100% owned by PEDEVCO Corp.
White Hawk Petroleum, LLC	Nevada	100% owned by PEDCO
Pacific Energy & Rare Earth Limited	Hong Kong	100% owned by PEDCO
Blackhawk Energy Limited	British Virgin Islands	100% owned by PEDCO
Pacific Energy Development MSL, LLC (“PED MSL”)*	Nevada	50% owned by PEDCO
*The Company plans to dissolve this dormant, non-operating subsidiary in 2016.

Securities Owned

23,182,880 common shares of Caspian Energy Inc., a British Columbia corporation, evidenced by stock certificate number GS.29 issued in the name of Pacific Energy Development Corp.  These shares shall be subject to a Call Option Agreement to be entered into by and between the Company and Golden Globe Energy (US), LLC on or about the Closing Date.

Schedule 2.1(h)

Bank Accounts

Previously provided to the Agent and the Investors under separate cover.

Schedule 2.1(i)

Material Adverse Effect

No exceptions

Schedule 2.1(j)

Undisclosed Liabilities

a.
In connection with the April 30, 2016 termination of employment of Mr. Frank C. Ingriselli, the Company’s Executive Chairman and Chief Executive Officer, Mr. Ingriselli agreed to (i) resign as an employee and Chief Executive Officer, and Executive Chairman of the Company, and from all offices and positions with all of the Company’s subsidiaries and joint ventures, including from all Boards of Directors and Boards of Managers thereof, while continuing as the Non-Executive Chairman of the Company’s Board of Directors, and (ii) provide the Company with a full release of claims, waive any and all severance benefits to which he may be entitled, and forfeit all accrued and unused paid time off in the amount of approximately $57,631, pursuant to an Employee Separation and Release Agreement, dated April 25, 2016, entered into by and between the Company and Mr. Ingriselli.  In addition, on April 25, 2016 the Company entered into a Consulting Agreement with Global Venture Investments Inc., an entity wholly-owned and controlled by Mr. Ingriselli, pursuant to which the Company paid to GVI $150,000 for oil and gas business development and strategic consulting services to be provided by GVI thereunder.

b.
On April 4, 2016 the Company entered into a letter agreement with the landlord of the Company’s Houston office which terminated the Houston office lease effective April 1, 2016, with no further amounts due or owing by the Company, in exchange for the (i) landlord retaining the Company’s damage deposit of $5,100 and all Company personal property left on the premises, and (ii) the Company issuing to the landlord 700,000 shares of restricted Company common stock, which shares were issued effective April 5, 2016.

c.
Pursuant to a settlement agreement to be entered into by and between the Company and an oilfield services vendor on or about the Closing Date, on or about the Closing Date the Company will be obligated to issue 2,450,000 shares of Common Stock and pay a cash amount as approved by the Investors to the vendor in full satisfaction of all amounts owed by the Company to the vendor.

Schedule 2.1(k)

Undisclosed Events or Circumstances

a.
In connection with the April 30, 2016 termination of employment of Mr. Frank C. Ingriselli, the Company’s Executive Chairman and Chief Executive Officer, Mr. Ingriselli agreed to (i) resign as an employee and Chief Executive Officer, and Executive Chairman of the Company, and from all offices and positions with all of the Company’s subsidiaries and joint ventures, including from all Boards of Directors and Boards of Managers thereof, while continuing as the Non-Executive Chairman of the Company’s Board of Directors, and (ii) provide the Company with a full release of claims, waive any and all severance benefits to which he may be entitled, and forfeit all accrued and unused paid time off in the amount of approximately $57,631, pursuant to an Employee Separation and Release Agreement, dated April 25, 2016, entered into by and between the Company and Mr. Ingriselli.  In addition, on April 25, 2016 the Company entered into a Consulting Agreement with Global Venture Investments Inc., an entity wholly-owned and controlled by Mr. Ingriselli, pursuant to which the Company paid to GVI $150,000 for oil and gas business development and strategic consulting services to be provided by GVI thereunder.

b.
Upon the termination of employment of Mr. Ingriselli, effective May 1, 2016, Mr. Michael Peterson, the Company’s President and Chief Financial Officer, assumed the executive officer positions of Chief Executive Officer and President, and Mr. Gregory Overholtzer, the Company’s VP, Finance and Controller, assumed the executive officer position of Chief Financial Officer, each pursuant to amendments to their current employment agreements entered into on April 25, 2016.

c.	On April 25, 2016, the Company amended the Agreement and Plan of Merger and Reorganization with White Hawk Energy, LLC and GOM Holdings, LLC to remove the closing deadline.

d.
Pursuant to a settlement agreement to be entered into by and between the Company and an oilfield services vendor on or about the Closing Date, on or about the Closing Date the Company will be obligated to issue 2,450,000 shares of Common Stock and pay a cash amount as approved by the Investors to the vendor in full satisfaction of all amounts owed by the Company to the vendor.

Schedule 2.1(l)

Indebtedness

a.
The Company has issued and outstanding seven (7) Secured Promissory Notes, dated March 22, 2013, as amended December 16, 2013 and March 7, 2014 (the “Bridge Notes”), with a current aggregate principal amount $475,000.

b.
The Company has issued an Amended and Restated Secured Subordinated Promissory Note, effective date January 1, 2015, in the principal amount of $4.925 million, to MIE Jurassic Energy Corporation (“MIEJ”).

c.	The Company currently has approximately $3.295 million in aggregate accounts payable, including approximately $2.6 million due and payable to an oilfield services vendor.

d.	The Company owes approximately $5.1 million to the operator of the Pronghorn Wells for drilling and completion costs and expenses related thereto.

e.	The Company has issued the Tranche B Notes to the Investors.

f.	The Company has issued a junior secured promissory note to RJC.

Schedule 2.1(m)

Title to Assets

a.	Previously provided to the Agent and the Investors under separate cover.

b.
See title defect schedule regarding Oil and Gas Properties acquired by the Company from Continental Resources, Inc. in March 2014 using proceeds raised from the Tranche B Notes, which has been previously provided to the Agent and the Investors.

Schedule 2.1(n)

Actions Pending

a.
On December 18, 2015, a complaint was filed against Red Hawk Petroleum, LLC (“Red Hawk”), our wholly-owned subsidiary, in the District Court, County of Weld, State of Colorado (Case Number:  2015CV31079) (the “Court”), pursuant to which an oilfield services vendor made various claims against Red Hawk in connection with certain well completion services provided by the vendor to Red Hawk in November and December 2014.  The complaint alleges causes of action for foreclosure of a statutory lien previously obtained by the vendor over certain of Red Hawk’s assets, breach of contract, quantum meruit and account stated, and seeks payment of amounts allegedly owed, pre- and post-judgment interest, attorneys’ fees and court costs in connection with Red Hawk’s alleged failure to pay the vendor approximately $2.9 million in fees due for well completion services provided by the vendor.  On or about the Closing Date, the Company plans to enter into a settlement agreement with the vendor pursuant to which certain consideration will be given by the Company to the vendor in full satisfaction of all amounts owed by the Company to the vendor, as previously disclosed to the Investors, in exchange for the vendor’s agreement to release its mechanic’s lien recorded on the Company’s properties located in Weld County, Colorado, and dismiss its lawsuit with prejudice.

Schedule 2.1(w)

Employees

a.	The Company has entered into employment agreements and/or offer letters with each of its employees.

b.	The Company has entered into stock option and/or restricted stock grant agreements with each of its employees.

c.	The Company has entered into Vesting Agreements, as amended and restated, with each of Messrs. Ingriselli, Peterson and Moore.

d.	On April 30, 2016, Mr. Ingriselli’s employment with the Company terminated.

Schedule 2.1(y)

Certain Developments

a.
On January 7, 2016, the Company granted options to purchase an aggregate of 1,660,000 shares of common stock at an exercise price of $0.22 per share, and an aggregate of 1,750,000 shares of its restricted common stock, to certain of its employees and consultants, all subject to vesting, and all pursuant to the Company’s 2012 Amended and Restated Equity Incentive Plan and in connection with the Company’s 2015 annual equity incentive compensation review process.

b.
On January 29, 2016 and March 7, 2016, the Company entered into letter agreements with the Agent and certain of the Investors pursuant to which the Investors agreed to defer payment of interest and principal due under the Tranche B Notes, as more fully described in the Company’s Current Reports on Form 8-K filed with the SEC on February 4, 2016 and March 7, 2016, available here:

http://www.sec.gov/Archives/edgar/data/1141197/000158069516000219/ped-8k_020416.htm

http://www.sec.gov/Archives/edgar/data/1141197/000165495416000158/ped_8k.htm

c.
On February 29, 2016, the Company entered into Amendment No. 1 to Agreement and Plan of Merger and Reorganization with White Hawk Energy, LLC and GOM Holdings, LLC, as more fully as more fully described in the Company’s Current Report on Form 8-K filed with the SEC on March 2, 2016, available here:

http://www.sec.gov/Archives/edgar/data/1141197/000135448816006420/ped_8k.htm

d.
On March 29, 2016, the Company entered into a Settlement Agreement with Dome Energy AB and affiliates thereof, which provided, in part, for the reconveyance of Dome Energy AB’s interests in the Pronghorn Wells to the Company, including the obligation of the Company to fund approximately $5.1 million in drilling and completion costs with respect thereto, as more fully described in the Company’s Current Report on Form 8-K filed with the SEC on March 31, 2016, available here: https://www.sec.gov/Archives/edgar/data/1141197/000135448816006825/ped_8k.htm

e.
On April 4, 2016, the Company and its Houston office landlord entered into a settlement letter agreement pursuant to which the parties agreed to terminate the Company’s Houston office lease effective April 1, 2016, and all liabilities and obligations related thereto, in exchange for the landlord retaining the Company’s $5,100 damage deposit and all personal property left on the premises, and the issuance by the Company of 700,000 shares of Common Stock to the Company’s Houston office landlord, which shares were issued effective April 5, 2016.

f.
Upon the Closing, the Company shall issue the Warrant to the Agents and the Investors; provided, however, in the event the number of shares of common stock and/or warrants issuable pursuant to the Warrant would require the Company to obtain shareholder approval under NYSE MKT rules and regulations (the “Approval Requirement”), then the Warrant shall be structured to the extent possible to enable their issuance without the Approval Requirement.

g.
On or about the Closing Date, the Company plans to enter into a settlement agreement with an oilfield services vendor as separately disclosed by the Company to the Investors and the Agent under separate cover.

h.
In connection with the April 30, 2016 termination of employment of Mr. Frank C. Ingriselli, the Company’s Executive Chairman and Chief Executive Officer, Mr. Ingriselli agreed to (i) resign as an employee and Chief Executive Officer, and Executive Chairman of the Company, and from all offices and positions with all of the Company’s subsidiaries and joint ventures, including from all Boards of Directors and Boards of Managers thereof, while continuing as the Non-Executive Chairman of the Company’s Board of Directors, and (ii) provide the Company with a full release of claims, waive any and all severance benefits to which he may be entitled, and forfeit all accrued and unused paid time off in the amount of approximately $57,631, pursuant to an Employee Separation and Release Agreement, dated April 25, 2016, entered into by and between the Company and Mr. Ingriselli.  In addition, on April 25, 2016 the Company entered into a Consulting Agreement with Global Venture Investments Inc., an entity wholly-owned and controlled by Mr. Ingriselli, pursuant to which the Company paid to GVI $150,000 for oil and gas business development and strategic consulting services to be provided by GVI thereunder.  See the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2016, available here:

https://www.sec.gov/Archives/edgar/data/1141197/000135448816007104/ped_8k.htm

i.
Upon the termination of employment of Mr. Ingriselli, effective May 1, 2016, Mr. Michael Peterson, the Company’s President and Chief Financial Officer, assumed the executive officer positions of Chief Executive Officer and President, and Mr. Gregory Overholtzer, the Company’s VP, Finance and Controller, assumed the executive officer position of Chief Financial Officer, each pursuant to amendments to their current employment agreements entered into on April 25, 2016.  See the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2016, available here:

https://www.sec.gov/Archives/edgar/data/1141197/000135448816007104/ped_8k.htm

j.
On April 25, 2016, the Company amended the Agreement and Plan of Merger and Reorganization with White Hawk Energy, LLC and GOM Holdings, LLC to remove the closing deadline.  See the Company’s Current Report on Form 8-K filed with the SEC on April 27, 2016, available here:

https://www.sec.gov/Archives/edgar/data/1141197/000135448816007104/ped_8k.htm

Schedule 2.1(bb)

Equity and Convertible Debt Issuances

a.
Upon the Closing, the Company shall the Warrant to the Agents and the Investors; provided, however, in the event the number of shares of common stock and/or warrants issuable pursuant to the Warrant would require the Company to obtain shareholder approval under NYSE MKT rules and regulations (the “Approval Requirement”), then the Warrant shall be structured to the extent possible to enable their issuance without the Approval Requirement.

b.
The Company has issued and outstanding seven (7) Secured Promissory Notes, dated March 22, 2013, as amended December 16, 2013 and March 7, 2014 (the “Bridge Notes”), with a current aggregate principal amount $475,000, and which have a conversion feature whereby, at the election of the holder thereof, up to all principal, accrued interest, and payment-in-kind due and outstanding may be converted into Common Stock of the Company, at an 80% discount to the average of the prior five trading day closing prices per share, subject to a floor of $0.50 per share (the “Conversion Feature”).

d.
Pursuant to a settlement agreement to be entered into by and between the Company and an oilfield services vendor on or about the Closing Date, on or about the Closing Date the Company will be obligated to issue 2,450,000 shares of Common Stock and pay a cash amount as approved by the Investors to the vendor in full satisfaction of all amounts owed by the Company to the vendor.

e.
On January 7, 2016, the Company granted options to purchase an aggregate of 1,660,000 shares of common stock at an exercise price of $0.22 per share, and an aggregate of 1,750,000 shares of its restricted common stock, to certain of its employees and consultants, all subject to vesting, and all pursuant to the Company’s 2012 Amended and Restated Equity Incentive Plan and in connection with the Company’s 2015 annual equity incentive compensation review process.

f.
On January 29, 2016, March 7, 2016, and April 7, 2016, the Company entered into letter agreements with the Agent and certain of the Investors pursuant to which the Investors agreed to defer payment of interest and principal due under the Tranche B Notes, with certain warrants to be issued at a future date, as more fully described in the Company’s Current Reports on Form 8-K filed with the SEC on February 4, 2016, March 7, 2016, and April 13, 2016, available here:

http://www.sec.gov/Archives/edgar/data/1141197/000158069516000219/ped-8k_020416.htm

http://www.sec.gov/Archives/edgar/data/1141197/000165495416000158/ped_8k.htm

https://www.sec.gov/Archives/edgar/data/1141197/000135448816006957/ped_8k.htm

g.
The Company is a party to a Plan of Merger and Reorganization with White Hawk Energy, LLC and GOM Holdings, LLC, pursuant to which, upon closing, the Company will issue capital stock to GOM Holdings, LLC.

h.	On April 5, 2016, the Company issued 700,000 shares of Common Stock to the Company’s Houston office landlord, as partial consideration for the termination of the Company’s Houston office lease.

Schedule 2.1(cc)

Brokers

None.

Schedule 3.7

Pronghorn Wells

Well Name	Well Location	Formation	Operator
Pronghorn D14-X44-28HNB	Township 5 North, Range 61 West, 6th P.M., Section 28: SW4 Weld County, Colorado	Niobrara Formation	Bonanza Creek Energy Operating Company, LLC
Pronghorn 14-44-28HNC	Township 5 North, Range 61 West, 6th P.M., Section 28: SW4 Weld County, Colorado	Niobrara Formation	Bonanza Creek Energy Operating Company, LLC
Pronghorn D-X-28HNC	Township 5 North, Range 61 West, 6th P.M., Section 28: SW4 Weld County, Colorado	Niobrara Formation	Bonanza Creek Energy Operating Company, LLC
Pronghorn C-W-28HNC	Township 5 North, Range 61 West, 6th P.M., Section 28: SW4 Weld County, Colorado	Niobrara Formation	Bonanza Creek Energy Operating Company, LLC
Pronghorn D13-X43-28HNB	Township 5 North, Range 61 West, 6th P.M., Section 28: SW4 Weld County, Colorado	Niobrara Formation	Bonanza Creek Energy Operating Company, LLC
Pronghorn C13-W43-28HNB	Township 5 North, Range 61 West, 6th P.M., Section 28: SW4 Weld County, Colorado	Niobrara Formation	Bonanza Creek Energy Operating Company, LLC
Pronghorn 13-43-28HNC	Township 5 North, Range 61 West, 6th P.M., Section 28: SW4 Weld County, Colorado	Niobrara Formation	Bonanza Creek Energy Operating Company, LLC
State Antelope Y-1-36XRLNB	Township 5 North, Range 62 West, 6th P.M., Section 1: SE/4SE/4 Weld County, Colorado	Niobrara Formation	Bonanza Creek Energy Operating Company, LLC

Schedule 3.12

Permitted Encumbrances

a.
All liens and encumbrances relating to the Oil and Gas Properties that are recorded in the real property records of the county in which the Oil and Gas Properties are located before the Closing Date by (i) the Agent and the Investors, (ii) MIEJ and (iii) Liberty Oilfield Services, LLC.